AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 2005


                         Commission File No. 333-120520

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          AMENDMENT NO. 2 TO FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            LOGISTICAL SUPPORT, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


              UTAH                                     3728                                 41-2029935
(STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)


                                  BRUCE LITTELL
                             CHIEF EXECUTIVE OFFICER
                              19734 DEARBORN STREET
                          CHATSWORTH, CALIFORNIA 91311
                                 (818) 885-0300
ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES) (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE OF PROCESS)

                                   COPIES TO:

                             JENNIFER A. POST, ESQ.
                             RICHARDSON & PATEL LLP
                       10900 WILSHIRE BOULEVARD, SUITE 500
                          LOS ANGELES, CALIFORNIA 90024
                            TELEPHONE (310) 208-1182

Approximate date of proposed sale to public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box [X].

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box:

                         CALCULATION OF REGISTRATION FEE

                                                                                PROPOSED
                                                                NUMBER OF        MAXIMUM       PROPOSED MAXIMUM     AMOUNT OF
                                                              SHARES TO BE   OFFERING PRICE       AGGREGATE       REGISTRATION
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED        REGISTERED       PER UNIT        OFFERING PRICE         FEE
------------------------------------------------------------- -------------- ---------------- ------------------- --------------
Common shares                                                    13,500,000       $ 1.85(1)    $24,975,000           $3,164.33
Common Shares underlying warrant                                  8,000,000       $ 1.85(2)    $14,800,000           $1,875.16
------------------------------------------------------------- -------------- ---------------- ------------------- --------------
      Total                                                      21,500,000       $ 1.85       $39,775,000           $5,039.49
------------------------------------------------------------- -------------- ---------------- ------------------- --------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C as of the close of the market on November 10, 2004, based upon the average of the high and low prices for that date.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of Regulation C.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JANUARY ___, 2005

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

                         [LOGO LOGISTICAL SUPPORT, INC.]

                            LOGISTICAL SUPPORT, INC.

                     UP TO 21,500,000 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 21,500,000 shares of our common stock. Up to 13,500,000 shares of our common stock and up to 8,000,000 shares underlying a warrant to purchase common stock are being offered hereby by the selling shareholders named in this prospectus. The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our outstanding shares by the selling shareholders. The warrant to purchase up to 8,000,000 common shares is exercisable at $0.25 per share. If the warrant is exercised in full the company would receive $2,000,000 in proceeds from the exercise of the warrant.


Our common stock is quoted on NASD's OTC Bulletin Board under the symbol "LGSL." On January 14, 2005, the last reported sale price for our common stock as reported on the OTC Bulletin Board was $1.75 per share.


    INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS"
              BEGINNING ON PAGE 2 FOR A DISCUSSION OF THESE RISKS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is January __, 2005.

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
PROSPECTUS SUMMARY...........................................................1
        THE COMPANY..........................................................1
        THE OFFERING.........................................................1
        RECENT DEVELOPMENTS
        SELECTED FINANCIAL DATA
RISK FACTORS.................................................................2
        RISKS RELATING TO OUR BUSINESS.......................................2
        RISKS RELATING TO AN INVESTMENT IN OUR SECURITIES....................6

THE SECURITIES PURCHASE AGREEMENT...........................................10

USE OF PROCEEDS.............................................................10

DESCRIPTION OF OUR BUSINESS.................................................11
        BACKGROUND..........................................................11
        SUBSIDIARIES........................................................12
        BUSINESS OF OUR COMPANY.............................................12
        LICENSES, PATENTS AND TRADEMARKS....................................16
        BACKLOG.............................................................16
        EMPLOYEES...........................................................16
        PRODUCT LIABILITY AND WARRANTY......................................17

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS................18
        BIOGRAPHICAL INFORMATION............................................18
        AUDIT COMMITTEE.....................................................18
        COMPENSATION COMMITTEE..............................................19
        INVOLVEMENT IN LEGAL PROCEEDINGS....................................19
        CODE OF ETHICS......................................................19

EXECUTIVE COMPENSATION......................................................20

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.................................21

DESCRIPTION OF PROPERTY.....................................................21

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................21

MANAGEMENT'S DISCUSSION AND ANALYSIS........................................21

OVERVIEW OF ACCOUNTING......................................................22

CRITICAL ACCOUNTING POLICIES AND ESTIMATES..................................22

RESULTS OF OPERATIONS.......................................................23

LIQUIDITY AND CAPITAL RESOURCES.............................................25

CONTROLS AND PROCEDURES.....................................................26

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
  AND FINANCIAL DISCLOSURE..................................................27

LEGAL PROCEEDINGS...........................................................28

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............28

DESCRIPTION OF SECURITIES...................................................29

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS....................29

TRANSFER AGENT..............................................................30

SELLING SECURITY HOLDERS....................................................31

                                                                           PAGE
                                                                           ----
PLAN OF DISTRIBUTION........................................................31

INTEREST OF NAMED EXPERTS AND COUNSEL.......................................32

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
  FOR SECURITIES ACT LIABILITIES............................................33

REPORTS TO SECURITY HOLDERS.................................................33

WHERE YOU CAN FIND MORE INFORMATION.........................................34

FINANCIAL STATEMENTS.......................................................F-1

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS............................36

SIGNATURES..................................................................40

                               PROSPECTUS SUMMARY

This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully, including the "Risk Factors" section. Unless the context requires otherwise, "we," "us," "our", "and the "company" and similar terms collectively refer to Logistical Support, Inc. and our subsidiaries.

THE COMPANY

The Company is a United States government contractor in the aerospace and defense industry. The Company derives over 99% of its revenues under contracts with numerous divisions of the United States military. The Company produces parts and performs services on military aircraft under strict government protocols. The Company develops its United States military contracts by participating in the United States government's contract bidding process.


As of January 24, 2005, we had issued and outstanding 72,245,000 common shares, and common share purchase warrants entitling the holders to purchase up to 17,633,637 common shares. We are a Utah corporation. Our principal executive offices are located at 19734 Dearborn Street, Chatsworth, California 91311. Our telephone number is (818) 885-0300. The address of our website is www.logistical-support.com. Information on our website is not a part of this prospectus.


THE OFFERING

This prospectus relates to the offer and sale by the selling shareholders during the period in which the registration statement containing this prospectus is effective of up to 21,500,000 common shares. Up to 11,000,000 shares of our common stock are being offered hereby by Hunter World Markets, Inc. ("Hunter"), a selling shareholder under this prospectus, including up to 8,000,000 common shares issuable upon the exercise of a common share purchase warrant held by Hunter. Up to 10,500,000 shares of our common stock are being offered hereby by the other selling shareholders named in this prospectus. On September 29, 2004, we entered into a securities purchase agreement with the selling shareholders pursuant to which Hunter acted as our exclusive placement agent for the common stock sold under the agreement. Hunter received 3,000,000 shares of common stock, the warrant to purchase up to 8,000,000 shares of common stock and a cash fee of $290,000 for its services as placement agent. The number of shares ultimately offered for sale by Hunter is dependent upon the number of shares Hunter may purchase upon the exercise of the common stock purchase warrant.

The common shares offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling shareholders, the common shares they are offering to sell under this prospectus and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned "Selling Shareholders" and "Plan of Distribution". We will not receive any of the proceeds from those sales. Should the selling shareholders in their discretion exercise any of the common share purchase warrants underlying the common shares offered under this prospectus, we would, however, receive the exercise price for those warrants. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling shareholders.

RECENT DEVELOPMENTS

                             SUB-CONTRACTOR DISPUTE

On May 19, 2004, our wholly owned subsidiaries, Logistical Support, LLC ("LS") and Hill Aerospace & Defense, LLC ("Hill") entered into a Settlement Agreement with Triumph Components-Arizona, Inc., an Arizona corporation ("Triumph"), which became effective on June 2, 2004. The Settlement Agreement related to certain sub-contracts that Triumph had been performing for each of LS and Hill under United States military contracts. In connection with the Settlement Agreement, each of Hill and LS entered into a Security Agreement with Triumph. Under the Security Agreement Triumph is asserting a security interest in certain identified accounts receivable from the United States Government (the "Collateral").

Under the terms of the Settlement Agreement, Triumph agreed to return certain material and deliver certain goods to our company with respect to the sub-contracts in process, and we determined to terminate certain other contracts. However, we maintain that not all the materials were returned and certain parts delivered by Triumph were rejected for quality reasons. We maintain that Triumph has breached other terms and conditions of the Settlement Agreement, as well.

On November 23, 2004, Hill and LS filed a Demand for Arbitration with the American Arbitration Association concerning the Settlement Agreement with Triumph (the "Arbitration"). We hope to resolve all disputes under the Settlement Agreement through the Arbitration if the disputes cannot be settled by mutual agreement. LS and Hill currently owe Triumph approximately $600,000 under the Settlement Agreement assuming work under contract is performed adequately by Triumph. Hill and LS will seek to adequately resolve all matters with Triumph before paying the amount in full. We cannot determine what losses may result from this, if any.

On December 7, 2004, each of Hill and LS were given notice by Triumph's legal counsel that Hill and LS are in default of certain provisions of the Security Agreement and Settlement Agreement. Triumph asserted that it intends to utilize its rights and remedies including taking possession of the Collateral under the Security Agreement. Hill, LS and the Registrant deny the default allegations as set forth in Triumph's letter and will seek to include these alleged default matters in the Arbitration. We maintain that all disputes between the parties must be resolved through the Arbitration in accordance with the terms of the Settlement Agreement.


On December 17, 2004, Triumph filed an action in state court seeking to attach the assets of Hill and LS up to the approximate amount of $991,000. On January 10, 2005 a hearing was conducted and we succeeded in defeating the action. The attachment was denied by the court.


                                    FINANCING

On September 29, 2004, we entered into the securities purchase agreement with the selling shareholders in which we sold 10,000,000 shares of our common stock to certain of the selling shareholders at $0.20 per share for $2,000,000. Upon the closing, we received $2,000,000 cash proceeds and issued the common stock to the selling shareholders. All of the selling shareholders are accredited investors and were qualified to purchase our stock. One of the selling shareholders, Absolute Return Europe Fund ("Absolute Return"), purchased 6,000,000 shares of common stock in the transaction, all of which may be sold under this prospectus; and European Catalyst Fund ("Catalyst"), another selling shareholder, purchased 4,000,000 shares of common stock in the transaction, all of which may be sold under this prospectus.

Hunter World Markets, Inc. ("Hunter") acted as our exclusive placement agent and financial advisor in the transaction. In consideration for Hunter's services, Hunter received a fee of $290,000. In addition, Hunter received 3,000,000 shares of common stock and received a warrant to purchase up to 8,000,000 shares of our common stock at an exercise price of $0.25 per share. The warrant will expire five years from the date of issuance, or September 29, 2009.

                             SUMMARY FINANCIAL DATA

The following tables summarize the consolidated statements of operations and balance sheet data for our company.


                                                           Years Ended                       Nine Months Ended
                                                           December 31,                        September 30,
                                               --------------------------------     --------------------------------
                                                      2003            2002                2004             2003
--------------------------------------------------------------------------------------------------------------------
Consolidated Statements of Operations Data:
  Sales                                          $  5,994,388      $  4,736,189      $  4,227,837       $  4,349,622
  Gross profit                                   $  1,401,501      $  1,147,348      $    985,187       $  1,008,405
  Net income (loss)                              $    561,044      $    206,990      $   (152,002)      $    197,552
  Pro forma net income                           $    336,626      $    124,194      $     61,799       $    118,531
  Net income (loss) per common share, basic
     and diluted                                 $       0.01      $       0.00      $      (0.00)      $       0.00

  Weighted average common shares
     outstanding, basic and diluted                63,200,000        63,200,000        63,542,591         63,200,000


                                                                  December 31,                        September 30,
                                                                      2003                                 2004
--------------------------------------------------------------------------------------------------------------------
Consolidated Balance Sheet Data:
  Current assets                                                  $ 3,229,429                          $ 3,329,457
  Total assets                                                    $ 3,314,617                          $ 3,592,558
  Current liabilities                                             $ 2,183,083                          $ 2,823,348
  Total liabilities                                               $ 2,280,638                          $ 2,989,623
  Total stockholder's equity                                      $ 1,033,979                           $  602,935

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this prospectus we make a number of statements, referred to as "forward-looking statements", which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. These forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances. You can generally identify forward-looking statements through words and phrases such as "seek", "anticipate", "believe", "estimate", "expect", "intend", "plan", "budget", "project", "may be", "may continue", "may likely result", and similar expressions. When reading any forward looking statement you should be mindful that all forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of our company, and that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors.

Forward looking statements may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports filed with the United States Securities and Exchange Commission (the "SEC"). You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances unless and to the extent required by applicable law.

                                  RISK FACTORS

An investment in our common shares involves a high degree of risk and is subject to many uncertainties. These risks and uncertainties may adversely affect our business, operating results and financial condition. If any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment. In order to attain an appreciation for these risks and uncertainties, you should read this prospectus in its entirety and consider all of the information and advisements contained in this prospectus, including the following risk factors and uncertainties.

RISKS RELATING TO OUR BUSINESS

We are dependent upon a single customer - the United States government, in a single segment of government contracts, for substantially all of our revenues; if we are unable to bid successfully on United States military contracts in aerospace and defense, or become disqualified for any reason as a government contractor in that industry, the company would be materially and adversely affected and you could lose the entire value all of your investment.

We derive approximately 99% of our revenues from United States government military contracts in the area of aerospace and defense. Our business could not be operated if we became disqualified for any reason from bidding on and being awarded United States military contracts for parts or repairs in aerospace and defense. For example, if any of our military quality certifications or qualifications were revoked by the United States government, we would not be eligible to bid on or perform military contracts. In addition, if the United States government determined our financial position to be weak, or if we were insolvent, we would not be awarded contracts. If the United States government performed a quality or site audit of our facility and found our facility or processes to be inadequate, we would not be awarded contracts. In addition, under the Federal Regulations that govern United States contracting, we could lose our ability to bid on government contracts if we were in violation of the Drug Free Workplace Act, Antitrust Statutes, fraudulently labeled a part or product made abroad as made in the United States, or committed acts of fraud, embezzlement, tax evasion or similar financial crimes or frauds, or were in violation of the Homeland Security Act or Federal Immigration Regulations. Our entire business is structured to implement government contracts in aerospace and defense. If we are disqualified as a government contractor we would not be able to continue operations and you would lose the entire value of your investment. If we were unable to perform contracts for the United States government, we might be unable to find replacement contracts in the commercial aircraft and aerospace industry. If the number of government contracts or the value of the contracts we are awarded diminishes materially due to competition, our business would be harmed. Our failure to successfully bid on military contracts, or our failure to maintain required military certifications, or our partial disqualification as a government contractor, would be adverse to our business and you could lose the entire value of your investment.

Should the United States military alter its methods of acquiring parts or repair services for military aircraft from outside contractors, or cease to acquire parts or services from private sector businesses, or seek fewer contracts with private sector contractors, our business would be materially and adversely affected by the loss of contracts with the United States government. Should the United States for any reason be unable to timely pay for contracts we have completed, we would be adversely affected. If the number of available government contracts that we may bid on diminishes, or should the United States fail to pay for contracts we have completed, our business would be adversely affected. Any diminution in the quantity or value of the contracts we perform with the United States government in the areas of aerospace and defense would harm our business and the value of your investment.

We may not maintain profitability. We will require additional financing to sustain our operations and without it we will not be able to continue operations.

We may not maintain profitability over any period of time. We have only begun operating our business in May 2004 in its current holding company structure and this may not prove beneficial. If our reorganized structure does not enhance our operations, or if the time demands and distraction of management associated with public reporting requirements are more significant than we anticipate, our business may be adversely affected.

The nature of our business requires large amounts of available working capital to fund our work in process. We will need to raise additional capital to fund our operations and to fund our growth. We may not be able to raise such capital on terms favorable to the company, if at all. If we are unable to raise working capital when needed we may not be able to sustain our operations and you could lose the value of your investment.

Our operations are performed under certain United States military quality certifications, and a federal aviation administration certification; the loss of the military certifications would impair our ability to bid on and be awarded government contracts and to complete work in progress.

In order to qualify to bid on and perform work under United States military contracts, we must comply with certain standards for production that ensure the quality of our products and repair services. We have been granted and we produce all of our products and repair services under a certification from the United States military. Without this certification we would be unable to bid for the types of contracts we routinely are awarded and perform, and we would be unable to complete work in progress. We must maintain our United States military quality certification, and operate within its criteria on every military contract, in order to continue in our current line of business. In addition, we must contract with subcontractors who are similarly in compliance with United States military requirements for the production of parts and performance of repair services in aerospace and defense. If the government were to revoke our military quality systems certification as to any specific contract or with regard to our entire business, we could not bid upon new contracts and we might have to cease all work in progress. The revocation of our military quality systems certifications would be detrimental to our business, could cause us to cease our operations, and could cause you to lose the entire value of your investment.

We also maintain a certification from the Federal Aviation Administration that permits us to operate a repair facility for commercial aircraft. This certification must be renewed every two years. If we were unable to renew this certification for any reason, we could not perform any repairs on any commercial aircraft. We do not believe this would be detrimental to our current business. However, if we were to expand our contracts for the repair commercial aircraft, our ability to obtain and perform on any such new contracts would be adversely affected.

Our inability to attract and retain qualified engineering personnel trained in the aerospace and defense industry could impede our ability to generate revenues and profits, which would have a negative impact on our business and could adversely affect the value of your investment.

Our ability to successfully bid on government contracts, and perform them within our estimated budgets, is reliant upon the skill and experience of our engineers. Our engineers are integral to the selection of the contracts we decide to bid on, the preparation of our contract bids and the accuracy of the bids in terms of setting out the design and functionality of the products, identifying appropriate materials and subparts, identifying suppliers and subcontractors, and estimating the labor hours required to produce the products under contract. Our engineers are also responsible for assuring that our products are compliant with government specifications generally, and contract specifications in particular. Our engineers have extensive experience in the aerospace and defense industry and in government military contracting protocol. We do not have employment contracts with our engineers, but believe that our relationship with each of them is good. If we were unable to retain the services of our current staff of engineers, or if they were to leave the company for any reason and we could not replace them, our business would be adversely affected and you could lose the value of your investment. Similarly the growth of our business will be dependent in part upon our ability to attract and retain additional, qualified, engineers. Without a staff of engineers experienced in government contracting in the aerospace and defense industry, we could not operate our business and you could lose the entire value of your investment.

We are dependent for our success on two key executive officers. Our inability to retain those officers would impede our business operations, which would have a negative impact on our business and the value of your investment.

Both of our key executive officers, Mr. Harry Lebovitz, our Co-Chairman and Director, and Mr. Bruce Littell, our Co-Chairman, Chief Executive Officer and Director, each have extensive experience in the military government contracting industry, specifically in the areas of aerospace and defense. Mr. Lebovitz is an original founder of our two operating subsidiaries and is intimately familiar with all aspects of the government contract protocol we routinely engage in. Mr. Littell has been an executive officer with the company since the inception of both operating subsidiaries and has a thorough understanding of the company's operations and financial results. The loss of either or both of these officers would be detrimental to our company. Our company does not have employment agreements with either of these officers, but we believe we have good relationships with them. If either Mr. Littell, or Mr. Lebovitz or both of them were to leave our company for any reason, we might not be able to find suitable replacements on terms beneficial to the company, if at all. If they were to leave the company, their departure would have a material and adverse affect on our business and the value of your investment.

We face competition from companies that have greater financial resources and experience in government contracting, than we do. These competitive forces may negatively impact our ability to generate revenues and profits, which would have a negative impact on our business and the value of your investment.

Competition in government contracting in the aerospace and defense industry is intense. We face competition from larger companies with greater financial resources, personnel, management structures, subcontracting capabilities, and broader industry experience and reputations than we have. Our large competitors have successfully bid upon and completed contracts for a wider range of parts and services than we have. As such, our large competitors can more readily substantiate to the government their ability to perform on contracts they are bidding on against us, which is a key criterion in the award of contracts by the government. Our large competitors can fund contracts in process out of their available working capital, or revenues from other sectors of their operations. While our large competitors must sustain larger overhead and carrying costs, they are able to perform contracts with larger dollar values, and maintain a larger number of contracts at any one time due to the relative size of their infrastructure and resources. In addition, our larger competitors may qualify for "sole source" contracts, which are a category of government contracts we do not qualify to bid on. We do not attempt to compete with our large competitors on all contracts, and we carefully select which contracts we bid on to avoid such competition whenever possible. If we compete directly with our large competitors on specific contracts, those contracts may be awarded to our competitors. We can never be certain we will be awarded the contracts we bid on regardless of who our competitors might be for that contract. If we lose contract awards to our competitors, our business will be adversely affected.

If our subcontractors or suppliers are late in delivery of parts or services to us, our ability to be awarded contracts by the United States government may be jeopardized in certain circumstances, which could adversely affect our business and the value of your investment; if our subcontractors or suppliers are late in delivery of parts or services to us, we may not be able to obtain progress payments on our long term contracts.

Repeated or periodic delays by us in the performance of our contracts can impair our ability to be awarded future contracts, as we may develop a pattern or history of late performance on contracts. In awarding contracts, the government will consider our history of performance on similar contracts both in terms of the delivery of conforming products and the timeliness of delivery. If we are unable to rely upon the timely and complete performance of our subcontractors and suppliers we may not be able to timely perform. If we are late in the performance of our contracts, the government may view us as unreliable which in turn would diminish our ability to compete for new contracts. The government holds us responsible for the failure of our subcontractors to adequately or timely perform. If we were to develop a pattern or history of late delivery, even if such delay is caused by our subcontractors or suppliers, our ability to be awarded new contracts could be adversely affected. If that were to occur, our business would be negatively impacted and the value of your investment could be harmed.

In addition, if we are unable to rely upon the timely and complete performance of our subcontractors and suppliers, we may not be able to timely perform and deliver products under our contracts. Failure to make periodic deliveries on time, or to meet required milestones on schedule, might result in the government denying us progress payments on our long-term contracts. We require progress payments to fund our work in progress. If we are not able to timely deliver product or meet milestone schedules under our contract we may not be issued progress payments for periodic delivery of products or completion of contract milestones even though such delays are caused by our subcontractors or suppliers. Our failure to be paid the progress payments we rely on to fund our work in process would be harmful to our business and could cause you to lose the value of your investment.

We have recently been unable to rely upon the payment by the United States government of progress payments under our long-term contracts; continuing failure to obtain progress payments may deplete our available working capital.


When we perform long-term contracts for the government, we are often able to successfully arrange for periodic progress payments under the terms of the contract. These progress payments are made upon the delivery of compliant products or repair services, or upon the completion of specified milestones under the contract. We apply to the government for approval of progress payments as we deliver products and complete milestones. The government has discretion as to whether to make progress payments. If we are delayed in our contract performance, or we have not delivered compliant products, our progress payments may be denied. We have recently experienced a reluctance on the part of the government to pay us progress payments, even where we contend we have performed adequately under the terms of the contract. We attribute some of this reluctance to a series of contracts we did not timely perform as a result of the breach by our prime subcontractor of the terms of our subcontracting agreement with that party. We suspect that a series of delinquent deliveries on certain contracts during the 12 month period beginning in October 2003, and concerns over our financial strength during that period, caused the government to deny our requests for progress payments or to be unresponsive to our requests for progress payments. Past performance is a critical factor in being awarded government contracts, based on our likelihood of completion on time and within specifications. Similarly, we suspect the government is hesitant to make periodic payments to us if the agency is concerned that our performance will be late; the government may wish to obtain further performance on the contracts prior to making periodic payments to us. The government may want to assure our performance before payment is made, even if the government has agreed under contract to review requests for periodic progress payments. While we believe the denial of periodic payments is due to a history of late performance on certain contracts, we cannot verify or confirm the government's reasons since the government is not obligated to inform us of their decision criteria. The decision by the government to deny us or delay progress payments causes use to deplete our available working capital more quickly, which we require to complete our work in progress and to operate, generally. If we continue to be denied progress payments, and if we are unable to raise new capital, we may deplete our available working capital. If we run out of working capital, we will be unable to continue our operations and you could lose the entire value of you investment.


If the parts and services we deliver to the United States government are not accepted or are not completely compliant with contract specifications, we would either lose the entire value of the contract or incur costs that we could not recoup in trying to make the parts compliant.

We must deliver compliant parts or repair services on our contracts before we are paid by the United States government. Upon completion of every product or repair service we provide, the product or repair service must be accepted by the government contracting entity before we are paid. The government will perform a thorough inspection of all delivered parts or services. If the products or services are found to be noncompliant with the specifications of the contract, the government can reject the product and we will not be paid. In the alternative, if a product is rejected, we may be able to modify the product to make it compliant, and then seek acceptance. It is also possible for the government to waive compliance, but we cannot relay on obtaining a waiver if our products are not compliant and are rejected by the government. If our products or services are not completed in a manner that is compliant with the contract and if the government rejects our products, we will not be paid for our performance on that contract and we may incur a loss on that contract. If we are able to modify the products to make them complaint after they are initially rejected, we must bear the additional costs associated with the modifications. We will have not way to recoup our costs and expenses in the performance of a contract that is not paid by the government, or under which we must modify rejected products or services. If our contracts are not paid by the government, or if we must incur costs to modify products or repair services in excess of our budget for a contract, our revenues may be adversely impacted, our business may be harmed and you may lose the value of your investment.

The failure of our suppliers and subcontractors to provide us with products, components or services we have contracted for, could have a negative impact upon our business and the value of your investment.

Our business is reliant upon the outsourcing and subcontracting of various aspects of the government contracts we are awarded. We must obtain materials and services from subcontractors in a timely and cost effective manner. In addition, some government contracts we are awarded specify the subcontractors and suppliers we must work with on that contract. If any of our subcontractors and suppliers were to fail to perform on contracts we have entered into with them, we could fail to complete our contracts on a timely basis, if at all. We rely upon the complete and timely performance of our subcontractors and suppliers for substantially all of the government contracts we enter into. If our subcontractors are late in delivery, we could similarly fail to complete our contracts in compliance with the government's specifications for delivery. Delays in performance, incomplete performance or complete lack of performance due to the failure of our subcontractors to deliver parts or services as agreed could result in our not being paid for the contracts we have commenced or completed. In such case, we could not recoup the costs of our performance under the contract. If we are unable to rely upon our subcontractors and suppliers, our ability to successfully perform on contracts, or be awarded new contracts, could be adversely affected which would harm our business and the value of your investment.

When we perform repair and overhaul services for the United States, we must work under a fixed price contract, however, the actual costs of the repairs cannot be determined at the time we must bid on the contract making profits uncertain, or potentially causing a loss to us on repair and overhaul contracts.

When we bid on contracts for repair and overhaul services we must perform the contract for the fixed price established by the government. Accordingly, we must estimate the extent of the repairs and our costs to complete them. If the repairs are more extensive than we estimated, including the costs of materials and labor, the increased cost of the repair will diminish our profit on that particular contract. In addition, we must complete the contract even if it will result in a loss to us. If we were to bid upon and be awarded a substantial amount of repair and overhaul contracts, and we could not complete them at our projected budget for the service, or if we were to sustain a loss on such contracts, our revenues and results of operations would be negatively impacted. Historically, approximately 30% of our government contract work is for repair and overhaul services.

We are presently in disagreement with one of our subcontractors concerning certain requirements under a settlement agreement with that party; certain of our accounts receivable and parts being produced under contract are subject to a lien in favor of that party.


We had a dispute with one of our subcontractors, Triumph Components-Arizona, Inc., concerning Triumph's delivery of parts under certain subcontracts we entered into with them with respect to several of our government contracts. We settled the dispute and entered into a Settlement Agreement with Triumph on May 19, 2004. The Settlement Agreement provides for certain on-going work by Triumph under the subcontracts so that we may complete our contracts with the government. Under the Settlement Agreement, as Triumph delivers satisfactory products to us, we are required to make payments to them. In order to secure our payment obligations under the Settlement Agreement, we granted Triumph a lien on the proceeds of the government contracts for which they are performing subcontracting work under the Settlement Agreement as well as certain parts that they are producing. We are currently in disagreement with Triumph concerning their performance under the Settlement Agreement and have commenced an arbitration proceeding against them, as described elsewhere in this prospectus (the "Arbitration"). On December 17, 2004, Triumph filed an action in state court seeking to attach the assets of up to the approximate amount of $991,000. On January 10, 2005 a hearing was conducted and we succeeded in defeating the action. However, if we cannot resolve this disagreement with Triumph to the satisfaction of both parties in the Arbitration, Triumph may still attempt to exercise its rights under the Settlement Agreement with respect to its lien on certain accounts receivable and certain parts in their possession. The Arbitration and dispute with Triumph could cause us delays in our performance of our government contracts where Triumph is our subcontractor, which in turn could cause us to not be paid under those contracts or to not be awarded contracts we may bid on in the future. The continuation of the Arbitration and dispute, or Triumph's failure to satisfactorily perform under the work in progress under the Settlement Agreement, could be very harmful to our business and the value of your investment could be lost.


Substantially all of the assets of one of our operating subsidiaries, Hill Aerospace & Defense, LLC, is subject to a lien; if the underlying debt is not satisfied, some of that subsidiary's assets could be subject to foreclosure.

Our company is one of several co-guarantors of a debt in favor of Hill Industries, Inc., an affiliated company. The co-guaranty of the company is secured by the assets of our operating subsidiary, Hill Aerospace & Defense, LLC, up to the principal amount of $310,767. If the underlying debt is not satisfied, or if a default and foreclosure were to occur, we could lose up to $310,767 of our subsidiary's assets. The loss of those assets, or the payment of the debt by us as a guarantor, would negatively impact our business.

We may have difficulty in attracting and retaining management and outside independent members to our board of directors as a result of their concerns relating to their increased personal exposure to lawsuits and shareholder claims by virtue of holding these positions in a publicly held company.

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and shareholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors. Due to these perceived risks, directors and management are also becoming increasingly concerned with the availability of directors and officers liability insurance to pay on a timely basis the costs incurred in defending such claims. We do not currently carry any directors and officers liability insurance policy. Directors and officers liability insurance has recently become very expensive. It may be difficult to obtain coverage if desire it in the future. The failure to provide adequate directors and officers liability insurance could make it difficult to attract and retain qualified outside directors to serve on our board of directors. The fees of directors are also rising in response to their increased duties, obligations and liabilities as well as increased exposure to such risks. As a company with limited resources, we will have a more difficult time attracting and retaining management and outside independent directors than a more established company due to these enhanced duties, obligations and liabilities, or the lack or adequate directors and officers' liability insurance coverage.

International expansion of our business may not be possible in light of changing regulations and international law.

We have historically sold products in many countries outside the United States and may wish to do so in the future. However, in the last five years we have sold no products in foreign countries as regulations have become increasingly prohibitive of such activities and the profit margins for such activities would not materially enhance our financial position. If we determine to sell our products and services to foreign military organizations, we may experience United States federal, local or international laws, treaties or regulations that may prevent us from doing business with respect to furnishing military parts or services in a particular country. In addition, sales to foreign military organizations involve a very competitive market. Entry into that market would require us to dedicate substantial capital to that endeavor, which we cannot afford. Also, we could have difficulty collecting on foreign accounts receivable. Accordingly, we do not believe that selling products to foreign military organizations would be a viable method of increasing our revenues in the future. We may be unable to obtain export licenses, or confidential data that might be required in connection with the delivery of products or services for foreign owned military aircraft. Should the United States market for our products and services decline and we are forced to look to foreign military organizations to enhance our business, we may be unable to penetrate those markets due to restrictions on the sale or export of military parts and repair services.

RISKS RELATING TO AN INVESTMENT IN OUR SECURITIES

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common shares in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We intend to retain all earnings for the company's operations.

The application of the "penny stock" rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.

As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the "penny stock" rules. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Our common shares are thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common shares have historically been sporadically or "thinly-traded" on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for our common shares is particularly volatile given our status as a relatively small company with a small and thinly-traded public float and lack of revenues which could lead to wide fluctuations in our share price. The price at which you purchase our common shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our lack of revenues or profits to date and uncertainty of future market acceptance for our current and potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; our disqualification to bid on government contracts; failure to collect payment on government contracts; reduction in the number of government contracts in the aerospace and defense industry; changes in government protocol in the procurement of military aircraft parts and services; and additions or departures of our key personnel, as well as other items discussed under this "Risk Factors" section of this prospectus, as well as elsewhere in this prospectus. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Volatility in our common share price may subject us to securities litigation.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.


Our officers and directors own or control approximately 53.19% (including all warrants exercisable by them within 60 days of January 24, 2005) of our outstanding common shares, which may limit shareholders' ability, whether acting individually or together, to propose or direct the management or overall direction of our company. Additionally, this concentration of ownership could discourage or prevent a potential takeover of our company that might otherwise result in you receiving a premium over the market price for your common shares.

As of January 24, 2005, our officers and directors beneficially own or control approximately 53.19% (including all warrants held by officers and directors that are exercisable within 60 days ofJanuary 24, 2005) of our outstanding common shares. These persons will have the ability to control substantially all matters submitted to our shareholders for approval and to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions. For example decisions concerning merger opportunities, dilutive issuances of our capital stock or any other transactions requiring a vote of our shareholders would be controlled by our management. While our management does not have any voting agreements in place, if our officers and directors vote in favor of proposals developed by our board of directors, it is likely that such proposals will be approved regardless of the votes of our minority shareholders. In addition, because of the percentage of ownership and voting concentration in our directors and officers, elections of our board of directors will generally be within the control of our directors and officers. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with our directors and officers. As such, it would be difficult for shareholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as shareholders will be viewed favorably by all shareholders of the company.

As ofJanuary 24, 2005, there are outstanding non-variable priced common share purchase warrants entitling the holders to purchase 17,633,637 common shares at a weighted average exercise price of $0.22 per share. The exercise price for all of the aforesaid warrants may be less than your cost to acquire our common shares. In the event of the exercise of these securities, you could suffer substantial dilution of your investment in terms of your percentage ownership in the company as well as the book value of your common shares. In addition, the holders of the common share purchase warrants may sell common shares in tandem with their exercise of those warrants to finance that exercise, or may resell the shares purchased in order to cover any income tax liabilities that may arise from their exercise of the options or warrants.


The sale of a large amount of common shares received upon exercise of outstanding warrants to finance the exercise price or to pay associated income taxes, or the perception that such sales could occur, could substantially depress the prevailing market prices for our shares.

In the event that a large amount of common shares are sold into the market in connection with the exercise of outstanding warrants, those sales could have the effect of depressing the price of our common stock. The availability of large quantities of shares in light of the thin trading volume of our common stock could cause the price of our common stock to fall, as persons exercising the warrants seek to sell in the absence of a corresponding demand for purchase. If sales of our common stock occur in large quantities in connection with the exercise of our outstanding warrants, the price of our common stock could be negatively effected and the value of your investment could be harmed.

Our issuance of additional common shares, preferred shares or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.


We are entitled under our articles of incorporation to issue up to 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. After taking into consideration our outstanding common stock atJanuary 24, 2005, we will be entitled to issue up to 10,121,363 additional common shares and 5,000,000 shares of preferred stock. Our board may generally issue shares of common stock, preferred stock or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services. If we issue additional shares of common stock, preferred stock or options or warrants to purchase those shares, under circumstances we deem appropriate at the time, your percentage ownership and voting rights will be diluted and could be diluted significantly if we issues large numbers of securities.


The elimination of monetary liability against our directors, officers and employees under our articles of incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain provisions that eliminate the liability of our directors for monetary damages to our company and shareholders to the extent provided by Utah law. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

                        THE SECURITIES PURCHASE AGREEMENT

On September 29, 2004, we entered into the securities purchase agreement with the selling shareholders in which we sold 10,000,000 shares of our common stock to certain of the selling shareholders at $0.20 per share for $2,000,000. Upon the closing, we received $2,000,000 cash proceeds and issued the common stock to the selling shareholders. All of the selling shareholders are accredited investors and were qualified to purchase our stock. One of the selling shareholders, Absolute Return Europe Fund ("Absolute Return"), purchased 6,000,000 shares of common stock in the transaction, all of which may be sold under this prospectus; and European Catalyst Fund ("Catalyst"), another selling shareholder, purchased 4,000,000 shares of common stock in the transaction, all of which may be sold under this prospectus.

Hunter World Markets, Inc. ("Hunter") acted as our exclusive placement agent and financial advisor in the transaction. In consideration for Hunter's services, Hunter received a fee of $290,000. In addition, Hunter received 3,000,000 shares of common stock and received a warrant to purchase up to 8,000,000 shares of our common stock at an exercise price of $0.25 per share. The warrant will expire five years from the date of issuance, or September 29, 2009. Richardson & Patel LLP, our securities counsel, received a fee of $130,000 and 500,000 shares of our common stock for services in connection with the transaction.

We agreed to file the registration statement of which this prospectus is a part, to register the shares issued and sold under the securities purchase agreement including the shares issued to Hunter within 45 days of September 29, 2004. In addition, we agreed under a registration rights agreement with the selling shareholders to cause, or use our best efforts to cause, the registration statement to be declared effective within 90 days of the filing date. The terms of the registration rights agreement provide for the payment of 1.5% of the paid purchase price of the securities ("Invested Amount") to the selling shareholders including Hunter, in cash or stock with respect to (a) each 14 day period in which we fail to file a registration statement after the initial filing date, or
(b) each month in which we fail to cause the registration statement to be declared effective. We are also subject to the penalty payments to the selling shareholders if we fail to keep the registration statement effective, fail to file any required post effective amendments, or fail to timely request effectiveness of the registration statement. In addition, in the event our closing stock price is less than $0.30 during any 20 consecutive trading days within the nine month period following the effective date of the registration statement of which this prospectus is a part, we shall make a one-time issuance of an additional 5,000,000 shares of our common stock to the selling shareholders pro rata for no additional consideration. However, this issuance will not be made if Absolute Return and Catalyst sell more than 10% of the daily trading volume of our shares within such 20-day period, or if they have sold or otherwise disposed of more than 50% of the common shares they originally purchased under the agreement. Such shares, if and when issued, are not a part of this prospectus and cannot be sold hereunder.

The price at which our common stock was sold to the selling shareholders was negotiated between the parties. We believe that it reflects a reasonable price in light of the factors considered at that time by our board of directors during the negotiations, including the fact that our stock is thinly traded, that we had only recently completed our merger with Bikini Team, Inc. and were uncertain of our actual market valuation, and had only recently begun operations in our new holding company structure. In addition, our board of directors considered the fact that our stock price might be volatile for the foreseeable future for the foregoing reasons. Our board considered all of these factors against our immediate need for working capital, in light of the fact that our prior fundraising relationship had not produced any proceeds for our company. All of these factors were considered by the board in reaching its determination that the transaction as a whole, including the price at which our shares were sold, was a reasonable business decision and in the best interests of the company and our shareholders.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling shareholders. We will receive no proceeds from the sale of shares of common stock under this prospectus. If all or a portion of the common share purchase warrant for up to 8,000,000 shares is exercised for cash, we will receive the proceeds from the exercise. The warrant is exercisable for up to 8,000,000 common shares at $0.25 per share. The warrant will expire on September 29, 2009. If the warrant is exercised in full for cash, the company would receive up to $2,000,000 in proceeds. The proceeds from the exercise would be used to fund contracts in process and for general working capital purposes.

In connection with the securities purchase agreement, we received $2,000,000 in gross proceeds. If our outstanding warrants are exercised for cash, we will receive additional proceeds. We have used and intend to continue to use the proceeds of the sale of our shares to the selling shareholders for working capital purposes including the costs of labor, factory overhead expenses, general expenses and administration, and materials.

                           DESCRIPTION OF OUR BUSINESS

BACKGROUND

Logistical Support, Inc., formerly known as "Bikini Team International, Inc." is a Utah corporation incorporated on May 2, 2001. The business of Bikini Team International, Inc. consisted primarily of promotional activities featuring women dressed in bikinis for a nationally recognized beer company. On May 27, 2004, Bikini Team International, Inc. entered into a share exchange agreement (the "Exchange Agreement") with the members of Hill Aerospace & Defense, LLC ("HAD"), a California limited liability company formed November 19, 1997, and Logistical Support, LLC ("LS"), a California limited liability company formed January 29, 1997 (together "Hill"). The Exchange Agreement set forth the terms and conditions of an exchange by the Hill members of their membership interests, representing all of the issued and outstanding membership interests of HAD and LS, in exchange for the issuance by Bikini Team International, Inc. to the members of an aggregate of 63,200,000 shares of common stock, par value $0.001 per share (the "BT Common Stock") and warrants to purchase 20,997,574 shares of common stock (the "Transaction"). Pursuant to the Exchange Agreement, Bikini International, Inc., and the Hill members agreed to elect Mr. Harry Lebovitz and Mr. Bruce Littell to the board of directors of the company upon the closing of the Transaction (the "Closing"), at which time, all of the company's existing directors resigned. At the time of the Exchange Agreement, Bikini Team International, Inc. had no operations.

The Closing occurred on May 27, 2004, as a result of which (i) HAD and LS each became a wholly-owned subsidiary of the company, (ii) the Hill members received an aggregate of 63,200,000 shares of BT Common Stock and warrants to purchase 20,997,574 shares of BT Common Stock, (iii) the existing directors of the company resigned and Mr. Lebovitz and Mr. Littell became the sole members of the board of directors of the company, (iv) the existing shareholders cancelled all shares of Series A Preferred Stock of the company and 580,000 shares of BT Common Stock, and (v) the existing shareholders sold an aggregate of 145,800 shares of BT Common Stock to certain parties to the Exchange Agreement at $0.50 per share. The Hill members held approximately 98.8% of the outstanding common stock of the company immediately following the Closing. For accounting purposes, HAD and LS are considered the surviving entities. Their financial statements are discussed under "Managements Discussion and Analysis of Results of Operations" and the Financial Statements included elsewhere in this prospectus.

Effective as of the Closing, our company's sole line of business became that of HAD and LS. On June 2, 2004, we amended our articles of incorporation to change our name to Logistical Support, Inc. Subsequent to the Closing, warrants issued under the Exchange Agreement to purchase 11,363,637 shares of common stock and 5,200,000 issued shares of common stock were canceled as of October 15, 2004.

The company acts as a holding company for our two operating subsidiaries HAD and LS. We have no operations other than the management of the subsidiaries.

SUBSIDIARIES

We have two operating subsidiaries, Hill Aerospace & Defense, LLC ("HAD"), a California limited liability company formed November 19, 1997, and Logistical Support, LLC ("LS"), a California limited liability company formed January 29, 1997. HAD and LS have been government contractors in the aerospace and defense industry since inception, primarily for parts and service of military aircraft and helicopters. On a combined basis, HAD accounted for 41% of our revenues for the nine-month period ended September 30, 2004, and LS accounted for 59% of our revenues for the nine-month period ended September 30, 2004. HAD and LS are each wholly owned by us. HAD and LS are considered the surviving entities of the share exchange agreement discussed above and their historical Financial Statements appear elsewhere in this prospectus. The assets of HAD are subject to a lien in the amount of $310,767 under a secured co-guaranty agreement made by us in favor of an affiliate company.

BUSINESS OF OUR COMPANY

UNITED STATES GOVERNMENT CONTRACTS

Our company is a contractor for various United States military divisions in the areas of aerospace and defense. We derive approximately 99% of our revenues from government contracts. Our company contracts to supply replacement parts, upgraded parts and repair and overhaul services to the United States government for a multitude of military aircraft primarily through the Department of Defense ("DOD") and various military acquisition organizations including the U.S. Air Force Logistics Material Command, the U.S. Defense Logistics Agency, the U.S. Navy Logistics Agency and other acquisition, supply and repair centers for the U.S. Air Force, U.S. Navy , and the United States Army Aviation and Missile Command. These contracts concern parts and services for various military aircraft (known as "fixed wing aircraft") including the F-5, the F-16, the F-18, the C-130, and the KC-135 and helicopters (known as "rotary wing aircraft") such as the UH-1, the OH-58, the UH-60 and the CH-47. We also perform repair and overhaul contracts for various aircraft including the UH-1, the CH-47 and the OH-58. We perform on contracts through a combination of assigning work to subcontractors and producing or finalizing production of parts for delivery in our own facilities with our own engineers and machinists.

Our company contracts to supply aircraft parts and upgrades for the following: turbine engines, landing gear, structural components, hydraulics, mechanical systems and support equipment. Our company only produces parts under specific government contracts and does not produce parts for inventory. Less than 1% of our company's business is derived from selling surplus parts in inventory.

In addition to contracts directly with the United States military, we have performed and may continue to perform as subcontractor with other United States military contractors. However, we do not generate a material portion of our revenues from subcontracting to other aerospace and defense companies. We also provide a limited number of specific parts and services to commercial aircraft including the UH-1 Damper, a part used in helicopters. Our revenues from commercial aircraft parts and repair contracts are not material.

CONTRACT SOLICITATION AND BIDS

All of our contracts are sourced through United States government contracting protocols. The military acquisition organizations requiring parts or service for the aircraft they operate periodically publish public solicitations for bids on required parts and service. The solicitations identify groups of products or repairs required for the maintenance, upgrade and specified functioning of their aircraft. We review the public solicitations and determine, based on a number of factors, which contracts to bid on. The entire solicitation, bid and fulfillment process for government contracts is governed by the United States code of federal regulations and specifically, the Federal Acquisitions Regulations, or "FAR." The United States government and the parties it contracts with must comply with FAR in all aspects of the government contracting industry. As part of our business, we review the bids published by the United States government and then determine which bids we will pursue.

In order to submit a bid, all bidding entities must have a "CAGE" code, which means the entity has registered with the Central Contractor Registration Website, and depending on whether the solicitation includes data that is restricted from public access for security purposes, the entity must also be have a Military Criticality Technical Data Agreement. We have both of these required items and can bid on contracts which require these items. As part of the contract solicitation and bid protocol, we must establish that we are a qualified contractor for the specific types of parts or services in the solicitation. With respect to every contract bid we submit, we must present substantiation to the soliciting agency of our qualifications. Such substantiation includes evidence of our capability to perform the contract in terms of personnel and materials, evidence that our company has previously and successfully performed similar contracts and produced similar products, and other matters, including our company's overall financial condition. Including this information in the bid provides the soliciting agency with the ability to determine if our company is qualified to bid on a specific type of contract. Our company seeks to bid on "flight critical" contracts, which are contracts for parts that are critical to the flight of aircraft. Our company has in the past successfully substantiated its qualification to the United States government to perform flight critical contracts. Our company seeks to bid on these types of contracts since they are generally of a higher dollar value and generate higher profits for the company.

In preparing a bid, our company's engineers must work within the design specifications for the product that is the subject of the solicitation, as well as general military and DOD product guidelines to develop the manufacturing process from start to finish. The engineers must also determine the quantity and identity of materials, subparts and subcontractors to best meet the production. This step of the preparation of the bid is critical, since it determines many of the cost and timing considerations of performing the contract including the subparts, assemblies and materials required to fulfill the contract, as well as the required subcontracting for production. Ultimately, this step in the process will determine if the contract can be successfully performed, at what cost, and at what projected rate of profit to our company. If our company does not correctly assess the engineering and production for the contract we have bid on, but is nonetheless the successful bidder, we may face losses or increased costs if we must later modify our production to meet delivery specifications for the product.

As part of preparing our bid, our company must also consider the potential bids of our competitors. We must consider the relative costs of performing the same contract by any of our competitors who are likely to bid on the contract. Our company can publicly access the successful bids for the same or similar contracts performed by our competitors on prior contracts. Our company uses this information to help it determine whether its bid can be adjusted to be more competitive either in terms of pricing or timing. Finally, we must also consider the amount of working capital required to perform the contract and our projected cash flow over the period of performance, as well as other contracts in process.

Our company then prepares and submits a bid that includes a complete cost estimate for materials, labor hours and delivery specifications. After submission of the bid, we may not be informed of the status of the bid for weeks or months. The soliciting organization may periodically ask us to update or refresh our bid, if a substantial period of time is elapsed before the contract is awarded. The cycle of time in the bid and award process can be many months and may at times exceed a year.

BID SELECTION CRITERIA

In selecting the winning bid and awarding the contract, the government looks at a group of factors including qualification of the contractor to bid on the type of contract under consideration, identification of subcontractors and suppliers, overall price, delivery and history of performance on similar contracts by that company and the proposed subcontractors. The government also has the right to perform a review of bidders and the proposed subcontractors. Such a review, or survey, can include inspection of that company's overall financial condition, other contracts in process, history of contract performance and any other matters which the government deems relevant to assessing that company's qualifications, ability to perform on the contract as bid and likelihood of delivering acceptable parts or services in compliance with specifications. The government may perform the same review and survey of the subcontractors and suppliers selected by the bidding company. The government will also determine if the bidding company and the selected subcontractor is certified under certain quality assurance production systems required by the United States Military, discussed below. Our company currently maintains all such required certifications. We and our sub-contractors are routinely subject to review and quality audits by the United States government.

COMMENCEMENT OF WORK AND ACCEPTANCE

CONTRACTS AND CONTRACTS FOR PARTS AND UPGRADES

Our company commences fulfillment of the contract upon the acceptance of the contract, with any modifications or deviations the soliciting agency may request. The contract may provide for progress payments upon periodic delivery of parts or the completion of milestones while the contract is continuing. In the alternative, we may not receive any payments until the contract is finished and all the products are accepted by the acquiring organization. Whether the products are delivered periodically, or upon final completion, each product we produce must meet the specifications of the acquiring organization, known as the "contractor inspector requirements," for us to be paid on the contract either for progress payments or final payment. If our product is not compliant for any reason, the inspector may waive the noncompliance or we may attempt to make the product compliant. Any further expenditure on our company's part to make the products compliant is a cost the company cannot recoup under the contract.

Our company must bear the financial burden of performing on the contract and accordingly our cash flow needs can be significant if it is performing on a multiple number of contracts that will not reach completion or be eligible for progress payments in the near future. Our company may not receive progress payments for milestones that are not timely completed. The company does not have a purchase order line of credit or other debt facility to fund its work in progress. The company does maintain an accounts receivable working capital line of credit in the amount of $1,000,000 with Commerce Funding Corporation, which our company uses to advance the amount due under the contract after the product has been formally accepted. Upon acceptance, the government generally pays in full within thirty days. Accordingly, sufficient available capital is critical to our company's current operations and growth.

In addition, acceptance by the government of finished products can be delayed and more complicated when it is the first time a company is delivering a specific part, known as a "first article." The first time a contractor delivers a part it has either never manufactured before, or has not manufactured with the previous three years, the government has more detailed and involved method of inspection and review. The rate of rejection by the government on "first articles" is higher than on other contracts. In selecting contracts to bid on, our company seeks contracts for parts it has produced on prior contracts within the last three years to avoid "first article" rejection, recognizing the risk and additional burden in performing contracts for parts we have never previously delivered under contract.

CONTRACTS FOR REPAIR AND OVERHAUL

Contracts for "repair and overhaul" services are performed on a fixed price basis. Accordingly, our company can only bid at the government's proposed price for the contract. If we underestimate the extent of the repairs, we must absorb that price difference to complete the repairs. However, if the repairs are more extensive than originally represented by the government, we can renegotiate the contract price. Our company must carefully analyze the potential costs of the repair and must rely on our prior experience performing that or similar repair and overhaul contracts to determine the potential costs and financial return on performing the repair contract. Our company performs repair and overhaul contracts at its facilities in Chatsworth, California.

Historically, approximately 70% of our government contracts is for parts, and 30% is for repair and overhaul services. Our company has performed contracts with a dollar value as large as $4,600,000. Currently, our company has 16 contracts with a dollar value above $150,000.We bid on contracts that range in dollar value from $150,000 to $2,000,000. During the year 2004 to date, approximately 30% of our bids were for contracts that are valued between $100,000 and $250,000; approximately 20% or our bids were for contracts that are valued between $250,000 and $450,000; and approximately 17% of our bids were for contracts that are valued at over $1,500,000. The average value of our bids in 2004 was $936,009, and the median value of our bids in 2004 was $279,795.

PROJECT MANAGEMENT

Our company must carefully manage our subcontractors in order to successfully perform on our contracts. Much of our company's actual work under government contract is performed by the company's subcontractors. We must also monitor the delivery of materials or subparts from third parties. Our company routinely has multiple contracts in process and must be able to manage multiple subcontractors and suppliers to efficiently and timely perform on our contracts. We must successfully manage each contract and all of the subcontractors and suppliers if the contract is to be performed on time and within the specifications of the bid. If there are delays or deviations in materials or process, the products may ultimately be rejected by the acquiring organization and we may not be paid the progress payments we request, or upon final completion of the contract. In addition, delays or problems with product compliance can result in increased costs to our company, which we must bear. Also, delays in performance of a contract can impact our ability to be awarded the same or similar contracts in the future, as we may develop a history of late delivery or unsatisfactory performance. If we were to develop a history of late delivery, the government could consider that factor in determining whether to award future contracts to us.

We have several important criteria we use in selecting our subcontractors. In some cases, the government can dictate which subcontractors we must use and in such case, we must contract with that entity. We also seek to utilize subcontractors which are geographically situated within reasonable travel distance to our offices so that we can make frequent site visits to monitor work in process. We must also select subcontractors based on their experience in producing the types f parts or sub-parts which are the subject matter of the primary government contract we are bidding on. Their relative experience indicates to us their likely ability to successfully perform on the subcontract. We must also be certain that the subcontractors we select have any certifications or other quality assurances required by the United States government for the specific parts or services to be produced. We review subcontractor qualifications on a case-by-case basis as we prepare our contract bids.

Accordingly, we must carefully select our subcontractors and suppliers (where the contract does not require that specific parties be used) and develop and maintain cooperative working relationships with our subcontractors and suppliers. Our company believes that it has developed and enjoys cooperative working relationships with the subcontractors and suppliers we now regularly work with. Our company believes that its general reputation among the suppliers and subcontractors it works with is good. In the history of our operations, the company has had periodic disputes with its subcontractors. One such dispute with Triumph Components-Arizona, Inc., was settled, but is again in litigation, described elsewhere in this prospectus. Our company believes that this dispute may have had, and may continue to have, a negative impact on our relationship with the United States government since the company may not deliver products on a timely basis under contracts for which Triumph was then and is now acting as a subcontractor.

CERTIFICATIONS AND QUALIFICATIONS

Our company has been granted a "Quality System Certification" by the United States military. This certification, known as the MIL-I-45208A, was granted to us after the United States conducted an audit of our facilities and contract fulfillment process and determined that we are in compliance with the military's specifications for quality production of the types of parts we supply to the United States military. Specifically, we are compliant with the military's production quality specifications with regard to aircraft parts and repair service. This certification is recognized and accepted by all of the United States government agencies that we regularly contract with. The United States military has the right to periodically review our company's (and its subcontractors') manufacturing processes to determine if our company remains in compliance with the military's quality standards under this certification. Our company could not continue performance on any contract in respect of which the United States has determined that we have deviated from the prescribed standards. If that were to happen, the work on that contract would cease immediately. The United States would also have the right to revoke the certification in general, which means that all work in progress would cease. Maintaining this certification is critical to our company's ability to be awarded new contracts and complete work in progress.

Our company is also certified by the Federal Aviation Administration to operate a commercial aircraft repair station. This certification permits our company to produce parts or perform repair and service on commercial aircraft. The FAA certification must be applied for and renewed every two years. The failure of our company to apply for or receive this certification would not be materially adverse to the company currently, since an immaterial portion of our revenues are derived from the manufacture of parts for, or the performance of repairs on, commercial aircraft.

COMPETITION

We face intense competition. Our competitors include small and medium sized companies, as well as large, internationally known aerospace companies, such as Lockheed Martin, General Electric and Honeywell. One advantage that large competitors have is their financial resources, which allow them to fund multiple, large contracts without draining their cash flow and working capital. Also, large competitors can likely qualify to bid for a broader range of contracts, or even for "sole source" contracts where such competitors may be the sole source of parts, intellectual property, or design rights required for the manufacture of specific parts, since they were the original equipment manufacturer of the aircraft or aircraft parts that are the subject of the bid.

The identity of our competitors on any specific contract will vary according to the type of contractor the bid is open to, in addition to the type of part or service that is the subject of the bid. The United States may open bids to certain categories of bidders. Those categories include small businesses and entities that are pre-qualified for certain types of contracts. The United State can also open the bid to everyone, meaning there are no specific requirements to be a bidder (other than the customary requisite certifications).

We prefer to bid on contracts where we anticipate fewer competitors, such as contracts set aside for small business and contracts where there are potentially fewer contractors who can establish their qualification to bid, such a flight critical contracts. For all military contract purposes, our company meets the United States definition of a small business.

The United States also opens bids to "sole sources" which to date, has never included our company and which generally pertain only to the very largest defense and aerospace contractors in the country, usually the original equipment manufacturer of the aircraft or parts concerned. Accordingly, our competition on any specific bid will depend in part on the population of contractors permitted to submit a bid, as set out in the solicitation.

Our competition on specific bids is also dependent on the category of parts that are the subject of the bid. For example, if the bid is for hydraulics, the company can anticipate who the likely competitors will be. The same is true for all categories of parts the company may bid on. Accordingly, our company competes with a myriad of contractors, the identity of which is dependent on the specific type of contract the company is bidding on.

STRATEGY

Our company's strategy is to bid competitively on contracts that offer the highest potential profit including contracts for flight critical parts and services, in categories of parts and services where we can be qualified as a bidder and have a history of successful performance. Our company also seeks to partner with other defense contractors on bids where our company alone cannot qualify. Our company believes that for it to remain competitive it must also pursue a plan for growth, which would include raising additional capital to fund expansion of our facilities and personnel, and possibly acquiring other United States military government contractors in aerospace and defense. We will seek to grow by acquisition in order to acquire the additional qualifications and experience that will enable us to bid more competitively and on a broader range of contracts and products. Our company presently has no acquisitions under consideration and no particular agenda for acquisitions at this time.

CURRENT BUSINESS ACTIVITIES

We currently have 76 bids outstanding and under consideration by the United States government. The aggregate value of those bids is approximately $68,000,000. During the year 2004, we submitted approximately 4 to 6 bids per month, on average. As noted above, bids are sometimes outstanding for weeks and months; however we continue to bid on newly advertised bid solicitations regardless of the number of bids outstanding. On average, our experience in 2004 has been that we are awarded approximately 5% of the bids we submit.

We currently produce parts and subparts for the following primary categories: airborne products including structural assemblies and components, mechanical / electromechanical assemblies, hydraulic assemblies and components, aircraft upgrades and modifications; ground support fixtures for assembly and maintenance, test equipment, technical services, precision machining, and engineering, design and development. We currently serve the following markets sections: aerospace manufacturers and subcontractors, military aircraft, military helicopters and missiles and satellites.

Our current and recent contracts include production of parts and services for various military aircraft including the F-5, the F-16, the F-18, the C-130, and the KC-135 and helicopters such as the UH-1, the OH-58, the UH-60 and the CH-47. We also perform repair and overhaul contracts for various aircraft including the UH-1, the CH-47 and the OH-58.

LICENSES, PATENTS AND TRADEMARKS

Our company's business is not reliant up the development, ownership or protection of proprietary intellectual property rights or licenses. Our company does own certain proprietary rights in the form of trade secrets with respect to the UH-1 Damper. Our company developed this part for use in helicopters. Our company's manufacture of this part or our ability to prevent other aircraft repair companies from manufacturing this part is not material to our overall business, or to our revenues.

BACKLOG


As of January 24, 2005 our backlog is $9,728,611. In addition to this stated backlog, the United States can exercise options to renew certain existing contracts with our company.


EMPLOYEES


As of January 24, 2005, our company had a total of 35 employees. Our employees perform work and services for both of our operating subsidiaries in order to complete contracts in process. No employee performs work exclusively for either subsidiary. All salaries and wages are paid by Logistical Support, LLC, one of our subsidiaries; our other subsidiary, Hill Aerospace & Defense, LLC reimburses and pays Logistical Support for any time or services performed by employees on behalf of contracts in favor of Hill.


The loss of services of any of our executive officers or engineering employees, or our inability to hire and retain a sufficient number of qualified employees, will harm our business. Specifically, the loss of Mr. Harry Lebovitz, a Co-Chairman and Director and Mr. Bruce Little, a Co-Chairman, Director and Chief Executive Officer, whose specialized knowledge of government contracting in the aerospace and defense industry is essential to our business, would be detrimental. Both Mr. Lebovitz and Mr. Littell have extensive experience and understanding of government contracting in defense and aerospace with regard to reviewing solicitations, overseeing the preparation of bids, managing contract projects and achieving acceptance of our products and securing payment. The skills, experience and reputation of Mr. Lebovitz and Mr. Littell are integral to successfully operating our company.

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EMPLOYMENT AGREEMENTS

We do not have employment agreements with any of our executive officers, our engineers or our mechanics, machinists, or other employees. We believe our employee relations are generally good. None of our employees are represented by a collective bargaining unit.

PRODUCT LIABILITY AND WARRANTY

Our company does not carry product liability insurance for any of the products it makes under contract with the United States government. The products made by our company under defense contracts entered into with United States military organizations are inspected and accepted by the purchasing organization prior to delivery and the United States government is solely responsible for any damages arising from the use of such parts after acceptance by it. Because our company faces no liability from the use of its parts or services actually accepted and purchased under government contracts, it does not carry any products liability insurance.

Similarly, our company does not warrant its parts or services on defense contracts entered into with the United States. As noted above, the United States has the opportunity to inspect and test the parts it is acquiring to determine if they comply with the specifications of the contract. If such parts do comply and they are accepted by the purchasing organization, or the purchasing organization waives such compliance, there is no warranty required by our company. Our company does not warrant its repair and overhaul services for the same reasons.

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          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


The names, ages and positions of our directors and executive officers as of January 24, 2005, are listed below:




    NAMES                           TITLE OR POSITION                 AGE
    -----                           -----------------                 ---
Bruce Littell                  Director, Chief Executive Officer,      56
                               Co-Chairman of the Board

Harry Lebovitz                 Director, Co-Chairman of the Board      62

Lucy Aikman                    Secretary                               48



The directors named above will serve until the next annual meeting of our shareholders or until their successors are duly elected and have qualified. Directors will be elected for one-year terms at the annual shareholders meeting. Officers will hold their positions at the pleasure of the board of directors. There is no arrangement or understanding between any of our directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

There is no family relationship among any of our directors and executive officers.

BIOGRAPHICAL INFORMATION

Bruce Littell, Chief Executive Officer, Co-Chairman of the Board and Director. Mr. Littell has been an executive officer at HAD since inception of the company. Prior to joining the Company's management, he owned and operated various privately held companies in industries including oil and gas, lending and distressed real estate reorganization and asset recovery. Prior to those engagements, Mr. Littell owned his own accounting firm. Mr. Littell worked for Eisner & Lubin in New York City and with Kenneth Leventhal in Los Angeles as a Certified Public Accountant. Mr. Littell is a Certified Public Accountant in California. He holds a Bachelor of Science degree from the New York Institute of Technology, New York and a Masters of Business Administration from Henley Management College, UK.

Harry Lebovitz, Co-Chairman of the Board and Director. Mr. Lebovitz has worked in the government contracting and aerospace and defense industry since the late 1960s. He has held various management positions in numerous organizations. In 1997, he founded Hill Aerospace and Defense, LLC and Logistical Support, LLC. He has served as an executive manager and owner of both entities since their founding.

Lucy Aikman, Secretary. Ms. Aikman has extensive financial and banking experience working with various banks and financial institutions between 1978 to 1997 including Security Pacific Bank, Canadian Imperial of Commerce, Union Bank and Republic Bank of California. Ms. Aikman has also held various financial and accounting positions with a variety of companies including large Fortune 1000 companies and middle market entities. Ms. Aikman has been with Hill Aerospace & Defense, LLC and Logistical Support, LLC since 2000. From 1997 to 2000 she worked with several manufacturing and import companies in various accounting positions including human resources. Ms. Aikman Received a Bachelor of Arts degree from Pomona College in Claremont, California in 1977. Audit Committee

No individual on our board of directors possesses all of the attributes of an audit committee financial expert and no one on our board of directors is deemed to be an audit committee financial expert. Our business model is not complex and our accounting issues are straightforward. Responsibility for our operations is centralized within management, which is comprised of 3 people. We rely on the assistance of others, such as AJ Robbins PC, our accountants, to help us with the preparation of our financial information. We recognize that having a person who possesses all of the attributes of an audit committee financial expert would be a valuable addition to our board of directors, however, we are not, at this time, able to compensate such a person therefore, we may find it difficult to attract such a candidate.

COMPENSATION COMMITTEE

We do not currently have a compensation committee. Our entire board of directors performs the functions of a compensation committee.

INVOLVEMENT IN LEGAL PROCEEDINGS

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

CODE OF ETHICS

On November 12, 2004, we adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as our employees, generally. A copy of our code of ethics is posted on our Web site.

                             EXECUTIVE COMPENSATION

The following table sets forth compensation received for the past three fiscal years by our Chief Executive Officer and all other "named executive officers" as that term is defined under the rules and regulations of the SEC.


                                                                                LONG TERM COMPENSATION (2)
                                                                            -----------------------------------
                                                ANNUAL COMPENSATION (1)            AWARDS             PAYOUTS
                                               ---------------------------  -----------------------  ----------
                                                                                                     SECURITIES     LONG       ALL
NAMED EXECUTIVE OFFICER AND                                                                          UNDERLYING     TERM      OTHER
     PRINCIPAL POSITION                                                                   RESTRICTED   OPTIONS    INCENTIVE  COMPEN-
                                                YEAR    SALARY(1)      BONUS    OTHER       STOCK      & SARS(#)    PLAN     SATION
                                                ------------------------------------------------------------------------------------
Bruce Littell
Chief Executive Officer, Co-Chairman of the     2004    $ 263,984
Board                                           2003    $ 118,000
                                                2002    $ 200,414

Harry Lebovitz
Co-Chairman of the Board                        2004    $ 175,220
                                                2003    $  97,000
                                                2002      $64,336

Lucy Aikman
Secretary                                       2004      $62,844
                                                2003      $59,880
                                                2002      $56,613

Joseph Duncan                                   2004     $102,996
Vice President of Operations                    2003      $90,000
                                                2002      $85,853

Dave Will
Vice President of Marketing                     2004     $103,044
                                                2003      $90,000
                                                2002      $85,723



(1) The remuneration does not include our cost of benefits furnished to the named executive officers, including premiums for health insurance and other personal benefits provided to such individuals that are extended to all of our employees in connection with their employment. Perquisites and other personal benefits, securities, or property received by an executive officer are either the lesser of $50,000 or 10% of the total salary and bonus reported for each named executive officer, except as otherwise disclosed. Numbers in the table for fiscal year 2004 represent compensation paid as of December 12, 2004.


(2) We do not have outstanding, reserved or granted any SARs, stock options, or restricted stock. We do not maintain a long-term incentive plan.

                   STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The company does not have a stock option plan or stock appreciation rights plan. The board of directors may in its discretion issue such securities and rights on a stand alone basis from time to time. As of December 17, 2004, there are no stock options and no stock appreciation rights reserved, granted or outstanding.

                             DESCRIPTION OF PROPERTY

The chart below contains a summary of our principal facilities.


               LOCATION                                  USE                      SQUARE FEET             RENT
---------------------------------------- ------------------------------------- ------------------- -------------------
19734 Dearborn Street, Chatsworth, CA    Corporate Office and Machine and      14,600              $11,629.00(1)
91311                                    Repair Facility


1. Includes $9,780 of base rent and $1,849 of common area fees and expenses.

All rent listed above is on a monthly basis. The lease for the property will expire in May of 2007 and is renewable. We will consider whether to renew this lease based on the company's needs at that time. Presently, our company believes this property will not be adequate for our foreseeable needs. Our company intends to obtain additional space, either at this or another facility, as soon as suitable space can be located on terms acceptable to the company.

It is management's opinion that our insurance policies cover all insurance requirements of the landlords. We own the tools, machinery and equipment necessary for the conduct of our business activities. We believe that the above facility is generally adequate for present operations.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our company is one of several co-guarantors on a credit facility in favor of an affiliated entity owned by Mr. Lebovitz. Mr. Lebovitz and Mr. Littell are also co-guarantors of the loan. The principal amount of the loan outstanding is approximately $310,767. The co-guaranty of our company is secured by substantially all the assets of our subsidiary, Hill Aerospace & Defense, LLC.

We believe that the related party transaction discussed above is on terms as favorable as could have been obtained from unaffiliated third parties.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The following information specifies certain forward-looking statements. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as "may," "shall," "could," "expect," "estimate," "anticipate," "predict," "probable," "possible," "should," "continue," or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been complied by the company on the basis of assumptions considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representations, guaranty, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry and other circumstances. As a result, the identification and interpretation of data and other information their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do no occur, the outcome may vary substantially from anticipated or projected results and accordingly, no opinion is expressed on the achievability of those forward-looking statements.

                             OVERVIEW OF ACCOUNTING

Logistical Support, LLC ("Logistical") is a California limited liability company formed on January 29, 1997. Hill Aerospace & Defense, LLC ("Hill") is a California limited liability company formed on November 19, 1997. On May 27, 2004, Logistical and Hill entered into a Share Exchange Agreement with Bikini Team International, Inc. ("Bikini"), a publicly traded company, which set forth the terms and conditions of the exchange of all the membership interests of Logistical and Hill for an aggregate of 63,200,000 shares of Bikini common stock and warrants to purchase 20,997,574 shares of Bikini common stock. The warrants have an exercise price of $0.20 and expire on February 28, 2009. Pursuant to the Exchange Agreement, Bikini, Logistical and Hill agreed, among other things, to elect Mr. Harry Lebovitz and Mr. Bruce Littell to the board of directors of Bikini upon the closing of the transaction. Upon the closing the members of Logistical and Hill owned approximately 98.8% (before exercise of the warrants) of the outstanding shares of Bikini common stock. Since the members of Logistical and Hill obtained control of Bikini, according to FASB Statement No. 141 - "Business Combinations," the acquisition has been treated as a recapitalization for accounting purposes, in a manner similar to reverse acquisition accounting. In accounting for this transaction:

Logistical and Hill are deemed to be the purchaser and surviving company for accounting purposes. Accordingly, their net assets are included in the balance sheet at their historical book values and the results of operations of Logistical and Hill have been presented for the comparative prior period.

Control of the net assets and business of Bikini was acquired effective May 27, 2004. This transaction has been accounted for as purchase of the assets and liabilities of Bikini by Logistical and Hill. The historical cost of the net assets acquired was $0.

The accompanying financial statements are presented on a consolidated basis as if this transaction had occurred on December 31, 2001. The historical financial statements are those of Logistical and Hill.

Effective June 2, 2004, Bikini changed its name to Logistical Support, Inc. We have a manufacturing facility located in Chatsworth, California and we manufacture and sell military spare parts under government contracts. Our primary customer is the United States Government.

                   CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to impairment of long-lived assets, estimated profits on long-term contracts, revenue recognition and allowance for doubtful accounts. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

CONTRACTS COSTS. Contract costs are stated at cost plus estimated profit, but not in excess of realizable value, less amount billed on the contract. The estimated profits on a contract are based on our historical experience fulfilling similar contracts, expected cost of materials and labor, and an allocation of our estimated overhead. The actual results could differ significantly from our estimates that these differences could be material to our financial statements. We account for the change in estimate in the period of change so that the balance sheet at the end of the period of change and the accounting in subsequent periods are as they would have been if the revised estimate had been the original estimate.

REVENUE RECOGNITION. Sales under long-term government contracts are recorded under the percentage of completion method. Incurred costs and estimated gross margins are recorded as sales as work is performed based on the percentage that incurred costs bear to estimated total costs utilizing our estimates of costs and contract value. Cost estimates include direct and indirect costs such as labor, materials and factory overhead. Contract change orders and claims are included when they can be reliably estimated and realization is probable. Since many contracts extend over a long period of time, revisions in cost and contract value estimates during the progress of work have the effect of adjusting earnings applicable to performance in prior periods in the current period. When the current contract estimate indicates a loss, provision is made for the total anticipated loss in the current period.

                              RESULTS OF OPERATIONS

           YEAR ENDED DECEMBER 31, 2003 COMPARED TO DECEMBER 31, 2002.

Our contract sales are principally derived from the manufacturing of military aerospace spare parts under United States government contracts. Our revenue for the year ended December 31, 2003 increased by $1,258,199 or 26.6% from $4,736,189 for the year ended December 31, 2002 to $5,994,388 for the year ended December 31, 2003. The increase is due to the receipt of new United States government contracts by the company at the end of 2002 and the beginning of 2003. Work on these new contracts was commenced in 2003. We obtained 22 new orders in 2003. The receipt of these new orders was due to (1) exercise of new releases on existing contracts by the U.S. Government and (2) success in bidding on new contracts. The value of these new orders ranged from $8,585 to $1,689,000. In addition, at the end of 2002, 13 orders ranging from $25,000 to $1,000,000 were received. We did not commence any work on these new orders until 2003. Therefore, in 2003, we were working on 35 new orders, and hence both revenue and costs recognized in 2003 were significantly higher in 2003. The costs in excess of billing also increased in 2003 because many of the products manufactured under these contracts were still work in progress and we could not bill the U.S. Government for work in progress unless there was a progress payment clause on the contract. We expect that the U.S. Government will continue exercising the options on existing contracts. However, the number of new contracts awarded to us through bidding on new orders may be reduced because the aerospace market has become more competitive after terror attacks on September 11, 2001.

Our cost of sales for the year ended December 31, 2003 increased by $1,004,046 or 27.8% from $3,588,841 for the year ended December 31, 2002 to $4,592,887 for the year ended December 31, 2003. The increase is principally due to the increase in sales.

Our gross margin for the year ended December 31, 2003 was 23.4% compared to 24.2% for the year ended December 31, 2002. The decrease in gross margin for the year ended December 31, 2003 is a result of the relatively high non-recurring engineering costs on some of the newly awarded repair and overhaul contracts.

General and administrative expenses for the year ended December 31, 2003 decreased by $103,356 or 14.2% from $730,112 for the year ended December 31, 2002 to $626,756 for the year ended December 31, 2003. The decrease is principally due to a decrease in salary expense (principally executive compensation) and rental expense. In 2003, certain executive and management personnel were paid less than what they earned in 2002. Also, in 2002, the Company made a consignment rent payment of approximately $50,000. In 2003, no such contingency existed and no such payment was made in 2003.

Sales and marketing expenses for the year ended December 31, 2003 increased by $23,544 or 11.8% from $199,506 for the year ended December 31, 2002 to $223,050 for the year ended December 31, 2003. The increase is principally due to the hiring of an additional employee and the retention of an outside consultant to prepare marketing proposals.

Other income for the year ended December 31, 2003 decreased by $35,924 or 32.8% from $109,508 for the year ended December 31, 2002 to $73,584 for the year ended December 31, 2003. The decrease is principally due to the reduction of commission derived from consignment inventory sale in 2003.

Interest expense for the year ended December 31, 2003 decreased by $4,451 or 27.5% from $16,170 for the year ended December 31, 2002 to $11,719 for the year ended December 31, 2003. The decrease is principally due to fewer notes payable outstanding in 2003 as compared to 2002.

Other expense for the year ended December 31, 2003 decreased by $51,562 or 49.5% from $104,078 for the year ended December 31, 2002 to $52,516 for the year ended December 31, 2003. The increase is principally due to the picking up of the potential loss associated with the returned merchandise from a customer in 2002.

      NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO SEPTEMBER 30, 2003.

Our revenue for the nine months ended September 30, 2004 decreased by $121,785 or 2.8% from $4,349,622 for the nine months ended September 30, 2003 to $4,227,837 for the nine months ended September 30, 2004. The decrease in revenue is not significant. Revenue generated during both the nine months ended September 2004 and 2003 related to work performed on the 35 new contracts awarded to us during late 2002 and the beginning of 2003. Many of these contracts take more than one year to complete.

Our cost of sales for the nine months ended September 30, 2004 decreased by $98,567 or 3.0% from $3,341,217 for the nine months ended September 30, 2003 to $3,242,650 for the nine months ended September 30, 2004. Our gross margin for the nine months ended September 30, 2004 was 23.3% compared to 23.2% for the nine months ended September 30, 2003. There has been no significant change in our gross margin.

General and administrative expenses for the nine months ended September 30, 2004 increased by $294,243 or 47.1% from $624,062 for the nine months ended September 30, 2003 to $918,305 for the nine months ended September 30, 2004. The increase is principally due to higher professional fees due to us being a public company.

Sales and marketing expenses for the nine months ended September 30, 2004 increased by $76,655 or 47.4% from $161,655 for the nine months ended September 30, 2003 to $238,310 for the nine months ended September 30, 2004. The increase is principally due to the hiring of an additional employee and the retention of an outside consultant to prepare marketing proposals.

Other income for the nine months ended September 30, 2004 decreased by $28,535 or 84.3% from $33,840 for the nine months ended September 30, 2003 to $5,305 for the nine months ended September 30, 2004. The decrease is principally due to the reduction of notes payable discounts.

Interest expense for the nine months ended September 30, 2004 increased by $2,940 or 31.3% from $9,387 for the nine months ended September 30, 2003 to $12,327 for the nine months ended September 30, 2004. The increase is principally due to additional notes payable outstanding in 2004 as compared to 2003.

On May 19, 2004, we settled our dispute with one of our major suppliers, Triumph Components-Arizona, Inc., whereby Triumph returned all materials for jobs which it will not be responsible to complete and Triumph reduced the amount owed to it of approximately $1,463,000 from us to $750,000. We recognized a gain on the settlement of this matter of $483,775 after giving effect to attorney fees that were partially contingent of approximately $49,000 and the additional cost of approximately $180,000 incurred by us to complete these contracts.

Other expense for the nine months ended September 30, 2004 increased by $152,738 or 308% from $49,589 for the nine months ended September 30, 2003 to $202,327 for the nine months ended September 30, 2004. The increase is principally due to commissions paid to the MFR Group for purchase order financing, and appraisal costs for leasing a new building and equipment.

Provision for income taxes for the nine months ended September 30, 2004 increased by $255,000 or 100% from $0 for the nine months ended September 30, 2003 to $255,000 for the nine months ended September 30, 2004. The tax provision resulted from us converting from a flow through entity for income tax purposes to a C corporation on May 27, 2004. Accordingly, we recognized a deferred tax liability of $218,000 with a corresponding increase in the deferred provision for income taxes during the three months ended June 30, 2004.

                         LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2004, we had a working capital of $506,109, as compared to $1,046,346 at December 31, 2003. We had cash and cash equivalents of $532,279 at September 30, 2004 as compared to cash and cash equivalents of $690,129 at December 31, 2003. As of September 30, 2004, we have net contract costs and estimated earnings of $2,049,966 that we expect to issue invoices for within the next twelve months, therefore we have classified all these amounts as current assets. Historically, we have financed our operations through the use of financing accounts receivables with a third party lender, converting accounts payable into notes payable and increasing the length of time that accounts payable are relieved. We expect to continue to finance our receivables through a third party lender and will likely decrease the time accounts payables are relieved as cash flow permits. Due to us not paying our accounts payable on a timely basis, some of our vendors required us to convert the amount due them into notes payable that have defined repayment terms that are generally less than 18 months. These notes payable generally do not bear interest, but we have imputed interest at the rate of 12% for those notes payable that have repayment term greater than one year. We do not expect this conversion of accounts payable into notes payable to continue. On October 1, 2004 we closed a transaction in which we sold 10,000,000 shares of our common stock for $0.20 per shares. We expect to use this funding to expand our operations and for working capital purposes. Our current cash on hand, including the $2,000,000 raised through the sale of our common stock, plus cash expected to be generated from operation will be sufficient to sustain our current operations for the next twelve months.

During the nine months ended September 30, 2004, our operating and investing activities used cash of $36,721and $213,099, respectively, and our financing activities provided cash of $91,970. The cash used in operating activities was principally a result of additional advances to officers/affiliates and loss from operations of $171,428 and cash used in investing activities was a result of the purchase of property and equipment.

On October 23, 2003, we entered into a one year agreement with Commerce Funding Corporation for the financing of our receivables. The agreement was automatically renewed for another year until October 23, 2005. The interest rate on this receivable financing agreement is prime plus 1% and the maximum amount to be advanced under this agreement is $1 million. Commerce has agreed to loan up to 85% of qualifying receivables. At September 30, 2004 the amount outstanding under this agreement with Commerce was $222,364. On February 10, 2004, we entered into an agreement for the financing of our purchase orders with MFR Funding Group, LLC. The agreement with MFR was terminated on September 30, 2004 upon the completion of certain contracts.


On May 27, 2004 we entered into certain agreements with GCH Capital. Ltd ("GCH"). All of our agreements with GCH were subsequently terminated and cancelled. However, the agreements provided as follows::


ACQUISITION CONSULTING AGREEMENT - We agreed to pay GCH a success fee in connection with the transaction with Bikini in the form of a non-recourse promissory note, bearing no interest, and due only from the proceeds of the first financing. This amount will be recorded as a liability, if and when, we are successful in raising capital through the sale of our common stock. In addition, we agreed to pay GCH an expense deferral fee of $20,000.

CONSULTING AGREEMENT - GCH will act as a consultant for the period of two years. GCH will be paid transaction fees for successfully transactions brought to us. In addition to the transaction fees, we have agreed to pay GCH's reasonable out of pocket expenses and have granted to GCH a warrant to purchase 1,000,000 shares of our common stock for $0.20 per shares. This fair value of these warrants of $19,771 will be amortized into expense over the two year term of the consulting agreement.

REPURCHASE OPTION AGREEMENT In connection with the transaction with Bikini, certain stockholders exchanged their shares of preferred membership interests of our two subsidiaries for 11,200,000 shares of our common stock and warrants to purchase 11,363,636 of our common stock at an exercise price of $0.20 per share (we refer to these shares of common stock and warrants as the "Preferred Securities"). These stockholders have given us the right to repurchase certain of these Preferred Securities if we are unable to sell up to 10,000,000 shares of our common stock in a private placement generating proceeds of an aggregate of $2,000,000, and we have agreed to sell such shares upon terms mutually agreed upon at such time, if the stockholders and/or their advisors introduce us to investors willing to purchase such shares in the private placement. If we do not receive at least $2,000,000 in cash proceeds by May 27, 2005, then we will have the right to repurchase a pro-rata portion of the Preferred Securities for $0.001 per share based on the following formula:

Shares of common stock subject to repurchase: (($2,000,000 - A)/ $2,000,000) X 11,200,000)

Warrants subject to repurchase: (($2,000,000 - A) / $2,000,000) X 11,363,636)

Where "A" equals the cash proceeds received by us in connection with the private placement. Accordingly, for example only, if we receive proceeds of $1,500,000 from the private placement of 7,500,000 shares of our common stock by May 27, 2005, then we will have the right to purchase 25% ($500,000 / $2,000,000) of the Preferred Securities. There can be no assurance, however, that any financing will be successful or close, or that we will ultimately receive any cash proceeds.

On October 15, 2004, we entered into a general release and settlement agreement with GCH and its investors (the "Shareholders") whereby the Shareholders and we agreed to cancel all warrants, warrant agreements, promissory notes, consulting agreements and/or any other contractual relationships between the Shareholders and us. Of the 11,200,000 shares of common stock owned by the Shareholders, the Shareholders and we agreed to cancel 5,200,000 of the shares and the Shareholders agreed to pay us $450,000 for the remaining 6,000,000 shares.

On September 29, 2004, we executed a Securities Purchase Agreement in which we agreed to sell 10,000,000 shares of our common stock to select institutional accredited investors at $0.20 per share or $2,000,000. On October 1, 2004, we closed this financing transaction.

Hunter World Markets ("HWM"), acted as our exclusive placement agent and financial advisor. In consideration for HWM's services, HWM will receive a fee of $290,000. In addition, HWM received 3,000,000 shares of common stock and received a five-year warrant to purchase 8,000,000 shares of our common stock with an exercise price of $0.25 per share. Richardson & Patel LLP, our legal counsel, also received a fee of $130,000 and 500,000 shares of our common stock for services in connection with this transaction.

We have agreed to file a registration statement to register the shares within 45 days of the closing date and cause, or use our best efforts to cause the registration statement to be declared effective within 90 days of the filing date under a registration rights agreement between the investors and us. The terms of the registration rights agreement provide for the payment of 1.5% of the paid purchase price of the securities for each month that we fail to (a) file a registration statement or (b) cause the registration statement to be declared effective within the required time periods. If such failures continue thereafter, we shall pay the investors a payment equal to 1.5% of the invested amount per thirty (30) day period or part thereof in stock or cash. In the event our closing stock price is less than $0.30 for 20 consecutive trading days, within the nine month period following the effective date of the registration statement, we shall make a one-time issuance of an additional 5,000,000 shares of common stock to the investors for no additional consideration.

                                  CASH ON HAND

We believe that the current cash on hand along with cash expected to be generated from our operations will be sufficient to fund our operations for the next twelve months. The $2,000,000 we raised through the sale of our common stock that closed on October 1, 2004, will satisfy our capital requirements through 2005.


Our cash balance beyond 2005 will depend on the number of new government contracts that we can obtain and our ability to raise additional capital through debt or equity financings, or to finance our receivables. If we are able to obtain sufficient contracts to generate revenue at least equal to the amounts generated in 2004, or if we are able to raise capital through debt or equity financings, we will generate enough cash to maintain our operations beyond 2005. However, if we are not able to obtain sufficient contracts, we will be required to raise capital through the sale of debt or equity securities to fund our operations.


                             CONTROLS AND PROCEDURES

As required by SEC rules, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures at the end of the period covered by this report. This evaluation was carried out under the supervision and with the participation of our management, including our principal executive officer and principal financial officer. Based on this evaluation, these officers have concluded that the design and operation of our disclosure controls and procedures are effective. There were no changes in our internal control over financial reporting or in other factors that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Disclosure controls and procedures are our controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file under the Exchange Act is accumulated and communicated to our management, including principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Our current plan of operation is to fund our anticipated operations for the near future from the proceeds of the sale of common stock to the selling shareholders and from revenues from operations. Based on our projections, we anticipate that these funds will satisfy our cash requirements, in excess of the next twelve months.

                         OFF-BALANCE SHEET ARRANGEMENTS


We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital except we are one of six guarantors that has guaranteed the debt of an affiliated company. At September 30, 2004, the debt of the affiliate company amounted to $310,767. In addition, the holder of the guaranty has a security interest in certain assets of our subsidiary, Hill Aerospace & Defense, LLC expenditures or capital resources and would be considered material to investors.


                        SEASONALITY AND QUARTERLY RESULTS

Our results of operation are not affected by seasonal influence or quarterly fluctuations.

                                    INFLATION

Our results of operation are not materially affected by inflation. From time to time, we may experience a reduction in profits on specific contracts if such contracts are delayed in performance and as a result the costs of acquiring parts or services from subcontractors to meet delivery requirements on overdue or extended contracts increases due to inflation.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

Prior to the closing of the share exchange agreement discussed under "Business" and "Management's Discussion and Analysis" the company engaged the firm Mantyla Reynolds to be its independent accountants. Mantyla McReynolds had been engaged by Logistical Support, Inc. as the principal accountants to audit our company's consolidated financial statements while the company had its prior corporate name "Bikini Team International, Inc." Mantyla McReynolds resigned on or prior to August 18, 2004. For the audited years ended December 31, 2002 and December 31, 2003, and during the year 2004 prior to August 18, 2004 (for Bikini Team International, Inc.) (the effective date of the resignation of Mantyla McReynolds), there were no disagreements with Mantyla McReynolds on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of the former accountant would have caused the accountants to make reference to the subject matter of such disagreement in their reports. In addition, the resignation of Mantyla McReynolds was not caused by, or related to, any disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of the former accountant would have caused the accountants to make reference to the subject matter of such disagreement in their reports.

On August 19, 2004, the Logistical Support, Inc. engaged the firm of Stonefield Josephson, Inc. as our new auditors. The decision to retain the services of Stonefield Josephson, Inc. was approved by our board of directors.

Prior to engaging Stonefield Josephson, Inc., our company had not consulted Stonefield Josephson, Inc. regarding the application of accounting principles to a specified transaction, completed or proposed, the type of audit opinion that might be rendered on the company's financial statements or a reportable event, nor did the company consult with Stonefield Josephson, Inc. regarding any disagreements with its prior auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the prior auditor, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

Effective as of October 22, 2004, our company dismissed Stonefield Josephson Inc. as the company's auditors. The dismissal was approved by the company's board of directors. The reports of Stonefield Josephson, Inc. with respect to the audited financial statements of the company for the fiscal years ended December 31, 2002 and December 31, 2003, did not contain an adverse opinion, or disclaimer opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

For the audited years ended December 31, 2002 and December 31, 2003, and during the year 2004 prior to October 22, 2004 (the effective date of the dismissal of Stonefield Josephson Inc.), there were no disagreements with Stonefield Josephson Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of the former accountant would have caused the accountants to make reference to the subject matter of such disagreement in their reports. In addition, the dismissal of Stonefield Josephson Inc. was not caused by, or related to, any disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of the former accountant would have caused the accountants to make reference to the subject matter of such disagreement in their reports. On November 1, 2004, our company engaged the firm of AJ Robbins PC as its new auditors. The decision to retain the services of. AJ Robbins PC was approved by our board of directors.

Prior to engaging AJ Robbins PC our company had not consulted AJ Robbins PC regarding the application of accounting principles to a specified transaction, completed or proposed, the type of audit opinion that might be rendered on the company's financial statements or a reportable event, nor did the company consult with AJ Robbins PC regarding any disagreements with its prior auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the prior auditor, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

                                LEGAL PROCEEDINGS

From time to time, the company is subject to legal proceedings and claims in the ordinary course of business.

On May 19, 2004, our wholly owned subsidiaries, Logistical Support, LLC ("LS") and Hill Aerospace & Defense, LLC ("Hill") entered into a Settlement Agreement with Triumph Components-Arizona, Inc., an Arizona corporation ("Triumph"), which became effective on June 2, 2004. The Settlement Agreement related to certain sub-contracts that Triumph had been performing for each of LS and Hill under United States military contracts. In connection with the Settlement Agreement, each of Hill and LS entered into a Security Agreement with Triumph. Under the Security Agreement Triumph is asserting a security interest in certain identified accounts receivable from the United States Government (the "Collateral").

Under the terms of the Settlement Agreement, Triumph agreed to return certain material and deliver certain goods to our company with respect to the sub-contracts in process, and we determined to terminate certain other contracts. However, we maintain that not all the materials were returned and certain parts delivered by Triumph were rejected for quality reasons. We maintain that Triumph has breached other terms and conditions of the Settlement Agreement, as well.

On November 23, 2004, Hill and LS filed a Demand for Arbitration with the American Arbitration Association concerning the Settlement Agreement with Triumph (the "Arbitration"). We hope to resolve all disputes under the Settlement Agreement through the Arbitration if the disputes cannot be settled by mutual agreement. Hill and LS currently owe Triumph approximately $600,000 under the Settlement Agreement. Hill and LS will seek to adequately resolve all matters with Triumph before paying the amount in full. We cannot determine what losses may result from this, if any.

On December 7, 2004, each of Hill and LS were given notice by Triumph's legal counsel that Hill and LS are in default of certain provisions of the Security Agreement and Settlement Agreement. Triumph asserted that it intends to utilize its rights and remedies including taking possession of the Collateral under the Security Agreement. Hill, LS and the Registrant deny the default allegations as set forth in Triumph's letter and will seek to include these alleged default matters in the Arbitration. We maintain that all disputes between the parties must be resolved through the Arbitration in accordance with the terms of the Settlement Agreement.


On December 17, 2004, Triumph filed an action in state court seeking to attach the assets of Hill and LS up to the approximate amount of $991,000. On January 10, 2005 a hearing was conducted and we successfully defeated the action. The court denied the attachment.


We are not a party to any other pending material legal proceedings and are not aware of any threatened or contemplated proceeding by any governmental authority against the company or its subsidiaries.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth selected information regarding the beneficial ownership of the company's common stock and preferred stock computed as of January 24, 2005, by: each of our "named executive officers"; each of our directors; each person known to us to own beneficially more than 5% of any class of our securities; and the group comprised of our current directors and executive officers. The term "named executive officer" includes the Chief Executive Officer. We believe that each individual or entity named has sole investment and voting power with respect to shares of common stock indicated as beneficially owned by them, subject to community property laws where applicable, and except where otherwise noted. Unless otherwise indicated, the address of each shareholder is 19734 Dearborn Street, Chatsworth, California 91311. Beneficial ownership including the number and percentage of shares owned is determined in accordance with Rule 13d-3 and 13d-5 under the Securities Exchange Act of 1934 (the "Exchange Act") and is generally determined by voting power and/or investment power with respect to securities.


                                                                    COMMON STOCK
                                                                      (VOTING)
                                                        ----------------------------------
 NAME AND ADDRESS OF BENEFICIAL OWNERS, DIRECTORS AND
               NAMED EXECUTIVE OFFICERS                        AMOUNT              %
------------------------------------------------------- --------------------- ------------
Bruce Littell (1)
Chief Executive Officer, Co-Chairman and Director                  9,633,637         11.76%

Harry Lebovitz(2)                                                 27,711,003         38.35%
Co-Chairman of the Board

Lucy Aikman                                                                0             0%
Secretary

The Children's Trust, G. Scott Littell as Trustee (3)             23,732,068         32.84%
1452 2nd Street
Santa Monica, California 90401


Hill Industries, LLC (6)                                           5,654,702          7.83%

Joseph Lucan                                                       3,105,666          4.29%
Vice President of Operations


Dave Will                                                          3,105,666          4.29%
Vice President of Marketing

Hunter World Markets, Inc. (4)                                    11,000,000          13.7%
9300 Wilshire Boulevard
Beverly Hills, California 90212

Absolute Return Europe Fund (7)                                    6,000,000           8.3%
Camin de Sarria 63
E-07010 Establishments
Spain

European Catalyst Fund (8)                                         4,000,000          5.53%
P.O. Box 1234
Georgetown
Grand Cayman Islands

Directors and Executive Officers, as a group
(5 members)(5)                                                    43,555,972         53.19%

(1) Includes 9,633,937 shares of common stock underlying a common stock purchase warrant exercisable at $0.20 per share held by Mr. Littell. Does not include (i) 12,422,663 shares of common stock held by The Children's Trust of 1988, G. Scott Littell as trustee, the beneficiaries of which are Mr. Bruce Littell's children, or (ii) 5,654,702 shares held by Hill Industries, LLC, as a result of The Children's Trust of 1988's 30% ownership of the membership interests of Hill Industries, LLC. Mr. Bruce Littell disavows any voting control over the shares controlled by The Children's Trust of 1988 directly or through Hill Industries, LLC.

(2) Includes 19,961,967 shares held directly by Mr. Lebovitz and 5,654,702 shares held by Hill Industries, LLC as a result of Mr. Lebovitz's 60% ownership of the membership interests of Hill Industries, LLC. Also includes 2,094,334 shares held by Hill Industries, Inc., a company wholly-owned by Mr. Lebovitz.

(3) The beneficiaries of the Trust are Mr. Bruce Littell's children. Includes 18,077,366 shares held directly by the Trust and 5,654,702 shares held by Hill Industries, LLC, as a result of the Trust's 30% ownership of the membership interests of Hill Industries, LLC. Mr. Bruce Littell disavows any voting control over the shares controlled by The Children's Trust of 1988.

(4) Includes 3,000,000 common shares and 8,000,000 shares of common stock underlying a common stock purchase warrant exercisable at $0.25 per share. Hunter World Markets, Inc. is controlled by Mr. Todd Ficeto. The Company is not aware of any overlap in ownership or control between this and any other selling shareholder.

(5) Includes 9,633,637 common shares underlying a common stock purchase warrant and beneficially owned by Mr. Littell and 27,711,003 shares beneficially owned by Mr. Lebovitz. The explanatory information concerning their respective beneficial ownership is set out under notes 1 and 2 above. Also includes 3,105,666 shares held by Mr. Luncan and 3,105,666 shares held by Mr. Will. Ms. Aikman owns no shares or securities convertible into shares of the common stock of the company. Mr. Luncan and Mr. Will are not executive officers or directors of the company, but are part of the group of "named executive officers" and are included in the calculation.

(6) Hill Industries, LLC is owned 60% by Mr. Lebovitz and 30% by The Children's Trust of 1988, G. Scott Littell as trustee.

(7) Absolute Return Europe Fund is controlled by Mr. Florian Homm. The Company is not aware of any overlap in ownership or control between this and any other selling shareholder.

(8) EuropeanCatalyst Fund is controlled by Mr. Darius Parsi. The Company is not aware of any overlap in ownership or control between this and any other selling shareholder.

                            DESCRIPTION OF SECURITIES

                                     GENERAL


Our authorized capital consists of 100,000,000 shares of common stock, $0.001 par value per share (these shares are referred to in this prospectus as "common shares") and 5,000,000 shares of Preferred Stock, $0.001 par value per share (these shares are referred to in this prospectus as "preferred shares"). As of January 24, 2005, there were 72, 245,000 common shares issued and outstanding and no shares of preferred stock outstanding.


                                  COMMON SHARES

Our common shareholders are entitled to one vote per share on all matters to be voted upon by those shareholders. Upon the liquidation, dissolution, or winding up of our company, our common shareholders will be entitled to share ratably in all of the assets which are legally available for distribution, after payment of all debts and other liabilities and the payment of any preferred liquidation amounts. Our common shareholders have no preemptive, subscription, redemption or conversion rights. All of our currently outstanding common shares are, and all of our common shares offered for sale under this prospectus will be, validly issued, fully paid and non-assessable.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

DESCRIPTION OF MARKET

Our common shares are currently quoted on the OTC Bulletin Board under the symbol "LGSL." Our common stock has had a limited and sporadic trading history. The following table sets forth the quarterly high and low bid prices for our common shares on the OTC Bulletin Board for the periods indicated. The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.



                                     BID PRICE
                           -----------------------------
PERIOD (1)                     HIGH            LOW

2004:


Fourth Quarter                  $1.90          $1.65
Third Quarter                   $3.00          $1.01
Second Quarter                  $3.00          $1.50
First Quarter                   $3.00          $1.01


2005
First Quarter*                  $1.85          $1.75


* Through January 21, 2005.


(1) Bikini Team International, Inc. previously reported that there was no established trading market for its common stock and reported no historical trading data. The trading symbol for Bikini Team International, Inc. was BIKN.OB. We changed our line of business, management and ownership effective as of May 17, 2004 and thereafter changed our trading symbol to LGSL.

                                     HOLDERS


There are approximately 215 record holders of our common stock at January 21, 2005. The number of registered shareholders includes an estimate of the number of beneficial owners of common shares held in street name. The transfer agent and registrar for our common stock is Interwest Transfer Company, 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117; telephone (801) 272-9294.

                                 DIVIDEND POLICY

We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. We intend to retain any future earnings to finance the expansion and development of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board may deem relevant at that time.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS; DESCRIPTION OF EQUITY COMPENSATION PLANS; WARRANTS TO PURCHASE COMMON STOCK

As of December 17, 2004, the company does not have an equity compensation plan. Mr. Littell owns a common stock purchase warrant for the purchase of up to 9,633,637 shares of common stock. The warrant owned by Mr. Littell is exercisable until February 28, 2009 at an exercise price of $0.20 per share. The common stock purchase warrant owned by Mr. Littell, our Chief Executive Officer and Co-Chairman was issued to Mr. Littell under the share purchase agreement in exchange for his membership interests in certain parties to that transaction, as described under "Business" and "Managements Discussion and Analysis" elsewhere in this prospectus, and were not issued to Mr. Littell as compensation or as part of any compensation arrangement.

The board of directors may in its discretion adopt an equity compensation plan in the future for its officers, directors and key employees.

                               STAND-ALONE GRANTS

From time to time our board of directors may grant common share purchase options or warrants to selected directors, officers, employees, consultants and advisors in payment of goods or services provided by such persons on a stand-alone basis outside of any of formal stock plans. The terms of these grants would be individually negotiated.

                                 TRANSFER AGENT

The transfer agent for our common shares is Interwest Transfer Company, 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117; telephone
(801) 272-9294. We act as our own transfer agent with regard to our outstanding common share purchase warrants.

                            SELLING SECURITY HOLDERS

The following table sets forth the total number of common shares beneficially owned by each of the selling shareholders and the total number of common shares they may sell under this prospectus. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

The selling shareholders are under no obligation to sell all or any portion of the common shares offered for sale under this prospectus. Accordingly, no estimate can be given as to the amount or percentage of our common shares that will ultimately be held by the selling shareholders upon termination of sales pursuant to this prospectus.

The total number of common shares sold under this prospectus may be adjusted to reflect stock dividends, stock distributions, splits, combinations or recapitalizations.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. Unless otherwise stated below, to our knowledge no selling shareholder nor any of affiliate of such shareholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. Unless otherwise stated below, to our knowledge, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer within the meaning of Rule 405.


                                                                                              PERCENTAGE OF
                                                                            NUMBER OF          OUTSTANDING
                                                                             COMMON              SHARES
                                                       NUMBER OF COMMON      SHARES           BENEFICIALLY
                                                         SHARES OWNED        OFFERED           OWNED AFTER
                 SELLING SHAREHOLDERS                  BEFORE SALES (1)      FOR SALE         OFFERING (4)
--------------------------------------------------------------------------------------------------------------
Hunter World Markets, Inc. (2)                            11,000,000 (2)      11,000,000 (2)          0%

Absolute Return Europe Fund                                6,000,000           6,000,000              0%

European Catalyst Fund                                     4,000,000           4,000,000              0%

Richardson & Patel LLP (3)                                   500,000             500,000              0%


(1) Pursuant to Rules 13d-3 and 13d-5 of the Securities Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares that the shareholder has the right to acquire within 60 days. There were 72,245,000 common shares outstanding as of the applicable date.

(2) Includes up to 8,000,000 shares of common stock issuable upon the exercise of a common stock purchase warrant at $0.25 per share. The warrant is exercisable until September 29, 2009. Hunter World Markets, Inc. is a licensed broker-dealer.

(3) Messrs. Erick Richardson and Nimish Patel are the controlling persons of Richardson & Patel LLP, which is the Company's securities counsel.

(4) Calculated assuming the sale of all of the common shares registered in this prospectus.

                              PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling shareholders. The common stock may be sold or distributed from time to time by the selling shareholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

o ordinary brokers' transactions;

o transactions involving cross or block trades;

o through brokers, dealers, or underwriters who may act solely as agents;

o "at the market" into an existing market for the common stock;

o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

o in privately negotiated transactions; or

o any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Neither we, nor the selling shareholders can presently estimate the amount of compensation that any agent will receive. Hunter World Markets, Inc. ("Hunter"), a selling shareholder, is licensed as a broker-dealer. Hunter received securities being registered in this prospectus in connection with acting as placement agent for the company, in the ordinary course of its business. At the time of the acquisition of the common shares and the common stock purchase warrant, Hunter had no agreements or understandings, directly or indirectly, with any person to distribute the securities being registered in this prospectus. We know of no existing arrangements between Hunter or the other selling shareholders, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholders and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling shareholders and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We have advised the selling shareholders that while any of them is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling shareholders.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

Our financial statements for the years ended December 31, 2003 and 2002, in this prospectus have been audited by Stonefield Josephson Inc. independent registered public accountants, to the extent set forth in their report, and are set forth in this prospectus in reliance upon such report given upon their authority as experts in auditing and accounting.


The validity of the issuance of the common shares to be sold by the selling shareholders under this prospectus was passed upon for our company by Richardson & Patel LLP. As of January 24, 2005, Richardson & Patel LLP owns 500,000 common shares of the company.

            DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Section 16-10a-902(1) of the Utah Revised Business Corporation Act authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 16-10a-902(4) prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit. Otherwise, Section 16-10a-902(5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation.

Unless limited by the Articles of Incorporation, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Section 16-10a-907(1) extends this right to officers of a corporation as well.

Unless limited by the Articles of Incorporation, Section 16-10a-903 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith. Section 16-10a-907(1) extends this protection to officers of a corporation as well.

Pursuant to Section 16-10a-904(1), the corporation may advance a director's expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902. Unless limited by the Articles of Incorporation, Section 16-10a-907(2) extends this protection to officers, employees, fiduciaries and agents of a corporation as well.

Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Utah Revised Business Corporation Act, Section 16-10a-908 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

                           REPORTS TO SECURITY HOLDERS

We file annual and quarterly reports with the SEC. In addition, we file additional reports for matters such as material developments or changes. Our executive officers, directors and beneficial owners of 10% or more of our common shares also file reports relative to the acquisition or disposition of our common shares or acquisition, disposition or exercise of our common share purchase options or warrants. These filings are a matter of public record and any person may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. We are not required to deliver an annual report with this prospectus, nor will we do so. However, you may obtain a copy of our annual report, or any of our other public filings, by contacting the Company or from the SEC as mentioned above.

                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act and must file reports, proxy statements and other information with the SEC. The reports, information statements and other information we file with the Commission can be inspected and copied at the Commission Public Reference Room, 450 Fifth Street, N.W. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, like us, which file electronically with the Commission. Our headquarters are located at 19734 Dearborn Street, Chatsworth, California, 91311. Our phone number at that address is (818) 885-0300. Our Web site is maintained at HTTP://WWW.LOGISTICAL-SUPPORT.COM. The information on our Web site is not a part of this prospectus.

This prospectus constitutes a part of a registration statement on Form SB-2 filed by us with the Commission under the Securities Act of 1933. As permitted by the rules and regulations of the Commission, this prospectus omits certain information that is contained in the registration statement. We refer you to the registration statement and related exhibits for further information with respect to us and the securities offered. Statements contained in the prospectus concerning the content of any documents filed as an exhibit to the registration statement (or otherwise filed with the Commission) are not necessarily complete. In each instance you may refer to the copy of the filed document. Each statement is qualified in its entirety by such reference.

No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this prospectus. Any such information or representation must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus.

Logistical Support, Inc. and Subsidiaries Consolidated Financial Statements Years Ended December 31, 2003 and 2002 And Nine Months Ended September 30, 2004 and 2003 (unaudited)

                                    CONTENTS

                                                                            Page
                                                                            ----
   Report of Independent Registered Public Accounting Firm                  F-1

Financial Statements:
   Consolidated Balance Sheet as of December 31, 2003 and September 30,
      2004(unaudited)                                                       F-2
   Consolidated Statements of Operations for the years ended December
      31, 2003 and 2002 and the nine months ended September 30, 2004
      and 2003 (unaudited)                                                  F-3
   Consolidated Statement of Stockholders' Equity for the years ended
      December 31, 2003 and 2002 and the nine months ended September 30,
      2004 (unaudited)                                                      F-4
   Consolidated Statements of Cash Flows for the years ended December
      31, 2003 and 2002 and the nine months ended September 30, 2004 and
      2003 (unaudited)                                                      F-5
   Notes to Consolidated Financial Statements                               F-6


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Logistical Support, Inc and Subsidiaries Chatsworth, California

We have audited the accompanying consolidated balance sheet of Logistical Support, Inc and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two year periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Logistical Support, Inc. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for each of the two year periods then ended, in conformity with accounting principles generally accepted in the United States of America.





                         /s/ Stonefield Josephson, Inc.
                         Certified Public Accountants

                         Santa Monica, California
                         August 9, 2004, except for
                           Note 1 - Organization and Line of Business, as to which the date is August 27, 2004

                    LOGISTICAL SUPPORT, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                    December         September
                                                                                    31, 2003          30, 2004
                                                                                  -----------       -----------
                                                                                                    (unaudited)
                                     ASSETS
CURRENT ASSETS
     Cash and cash equivalents                                                    $   690,129       $   532,279
     Other receivable                                                                  12,000            12,000
     Accounts receivable, net of allowance for doubtful accounts of $0                311,738           537,308
     Inventory                                                                         22,586            56,953
     Contract costs and estimated earnings in excess of billings                    2,150,051         2,186,752
     Other current assets                                                              42,925             4,165
                                                                                  -----------       -----------
TOTAL CURRENT ASSETS                                                                3,229,429         3,329,457

OTHER RECEIVABLE, net of current portion                                               18,000             9,000
PROPERTY AND EQUIPMENT, net of accumulated
     depreciation of $76,766 and $102,952 (unaudited)                                  67,188           254,101
                                                                                  -----------       -----------
TOTAL ASSETS                                                                      $ 3,314,617       $ 3,592,558
                                                                                  ===========       ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable                                                             $ 1,887,464       $ 1,702,932
     Accrued expenses                                                                 152,080           399,454
     Deferred tax liability                                                                --           255,000
     Billings in excess of contract costs and estimated costs                          37,240           136,786
     Due to factor                                                                         --           222,364
     Notes payable, current portion                                                   106,299           106,812
                                                                                  -----------       -----------
TOTAL CURRENT LIABILITIES                                                           2,183,083         2,823,348

NOTES PAYABLE, net of current portion                                                  20,885            25,074
OTHER LONG-TERM LIABILITIES                                                            76,670           141,201
                                                                                  -----------       -----------
TOTAL LIABILITIES                                                                   2,280,638         2,989,623
                                                                                  -----------       -----------

COMMITMENT AND CONTINGENCIES (Note 9)                                                      --                --

STOCKHOLDER'S EQUITY
     Preferred stock, $0.001 par value; 5,000,000 shares
        authorized; 0 shares issued and outstanding                                        --
     Common stock, $0.001 par value; 100,000,000 shares
        authorized; 63,200,000  and 63,945,000 shares issued and outstanding           63,200            63,945
     Additional paid-in capital                                                       211,270         1,285,007
     Stock subscription receivable                                                    (20,000)          (20,000)
     Due from officers/affiliates                                                    (282,276)         (564,613)
     Retained earnings (accumulated deficit)                                        1,061,785          (161,404)
                                                                                  -----------       -----------
TOTAL STOCKHOLDERS' EQUITY                                                          1,033,979           602,935
                                                                                  -----------       -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $ 3,314,617       $ 3,592,558
                                                                                  ===========       ===========

The accompanying notes are integral part of these consolidated financial statements.

                    LOGISTICAL SUPPORT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                  Years Ended                        Nine Months Ended
                                                         -------------------------------       -------------------------------
                                                           December           December          September          September
                                                           31, 2003           31, 2002           30, 2004          30, 2003
                                                         ------------       ------------       ------------       ------------
                                                                                                (unaudited)        (unaudited)
SALES
      Contract sales                                     $  5,777,986       $  4,373,445       $  4,172,680       $  4,210,176
      Product sales                                           216,402            362,744             55,157            139,446
                                                         ------------       ------------       ------------       ------------
                                                            5,994,388          4,736,189          4,227,837          4,349,622
                                                         ------------       ------------       ------------       ------------

COST OF SALES, INCLUDING RELATED PARTY (SEE NOTE 8)
      Contract sales                                        4,526,782          3,369,305          3,242,650          3,341,079
      Product sales                                            66,105            219,536                 --                138
                                                         ------------       ------------       ------------       ------------
                                                            4,592,887          3,588,841          3,242,650          3,341,217
                                                         ------------       ------------       ------------       ------------
GROSS PROFIT                                                1,401,501          1,147,348            985,187          1,008,405
                                                         ------------       ------------       ------------       ------------
OPERATING EXPENSES
      General and administrative expenses                     626,756            730,112            918,305            624,062
      Sales and marketing                                     223,050            199,506            238,310            161,655
                                                         ------------       ------------       ------------       ------------
TOTAL OPERATING EXPENSES                                      849,806            929,618          1,156,615            785,717
                                                         ------------       ------------       ------------       ------------
INCOME (LOSS) FROM OPERATIONS                                 551,695            217,730           (171,428)           222,688
                                                         ------------       ------------       ------------       ------------
OTHER INCOME (EXPENSE)
      Other income                                             73,584            109,508              5,305             33,840
      Interest expense                                        (11,719)           (16,170)           (12,327)            (9,387)
      Gain on Triumph settlement                                   --                 --            483,775                 --
      Other expense                                           (52,516)          (104,078)          (202,327)           (49,589)
                                                         ------------       ------------       ------------       ------------
TOTAL OTHER INCOME (EXPENSE)                                    9,349            (10,740)           274,426            (25,136)
                                                         ------------       ------------       ------------       ------------
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES               561,044            206,990            102,998            197,552

PROVISION FOR INCOME TAXES                                         --                 --            255,000                 --
                                                         ------------       ------------       ------------       ------------

NET INCOME (LOSS)                                        $    561,044       $    206,990       $   (152,002)      $    197,552
                                                         ============       ============       ============       ============
NET LOSS PER SHARE:
      BASIC AND DILUTED                                  $       0.01       $       0.00       $      (0.00)      $       0.00
                                                         ============       ============       ============       ============
      DILUTED                                            $       0.01       $       0.00       $      (0.00)      $       0.00
                                                         ============       ============       ============       ============
WEIGHTED AVERAGE SHARES OUTSTANDING:
      BASIC                                                63,200,000         63,200,000         63,542,591         63,200,000
                                                         ============       ============       ============       ============
      DILUTED                                              63,200,000         63,200,000         63,542,591         63,200,000
                                                         ============       ============       ============       ============
PRO FORMA NET INCOME (LOSS):

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES               561,044            206,990            102,998            197,552

PROVISION FOR INCOME TAXES                                    224,418             82,796             41,199             79,021
                                                         ------------       ------------       ------------       ------------

NET INCOME (LOSS)                                        $    336,626       $    124,194       $     61,799       $    118,531
                                                         ============       ============       ============       ============

The accompanying notes are integral part of these consolidated financial statements.

                    LOGISTICAL SUPPORT, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                                          COMMON STOCK              ADDITIONAL          STOCK
                                                    ---------------------------       PAID-IN        SUBSCRIPTION
                                                      SHARES          AMOUNT          CAPITAL         RECEIVABLE
                                                    -----------     -----------     -----------      -----------
Balance, December 31, 2001, as adjusted for
    the share exchange                               63,200,000     $    63,200     $   191,270      $        --

Advances to officers/affiliates                              --              --              --               --

Net income                                                   --              --              --               --
                                                    -----------     -----------     -----------      -----------
Balance, December 31, 2002 as adjusted for
    the share exchange                               63,200,000          63,200         191,270               --

Repayment of advances to officers/affiliates                 --              --              --               --

Net income                                                   --              --              --               --
                                                    -----------     -----------     -----------      -----------
Balance, December 31, 2003, as adjusted for
    the share exchange                               63,200,000          63,200         191,270               --

Issuance of preferred interest (unaudited)                   --              --          20,000          (20,000)

Shares issued in transaction with
    Bikini Team International, Inc. (unaudited)         745,000             745            (745)              --

Undistributed earnings of LLCs                               --              --       1,071,187               --

Advances to officers/affiliates (unaudited)                  --              --              --               --

Amortization of fair value of warrants
    issued to consultant (unaudited)                         --              --           3,295               --

Net loss (unaudited)                                         --              --              --               --
                                                    -----------     -----------     -----------      -----------
Balance, September 30, 2004 (unaudited)              63,945,000     $    63,945     $ 1,285,007      $   (20,000)
                                                    ===========     ===========     ===========      ===========

                                                                         RETAINED
                                                        DUE FROM         EARNINGS/          TOTAL
                                                        OFFICERS/      (ACCUMULATED     STOCKHOLDERS'
                                                       AFFILIATES        DEFICIT)          EQUITY
                                                      -----------      -----------      -----------
Balance, December 31, 2001, as adjusted for
    the share exchange                                $  (193,926)     $   293,751      $   354,295

Advances to officers/affiliates                          (345,129)              --         (345,129)

Net income                                                     --          206,990          206,990
                                                      -----------      -----------      -----------
Balance, December 31, 2002, as adjusted for
    the share exchange                                   (539,055)         500,741          216,156

Repayment of advances to officers/affiliates              256,779               --          256,779

Net income                                                     --          561,044          561,044
                                                      -----------      -----------      -----------
Balance, December 31, 2003, as adjusted for
    the share exchange                                   (282,276)       1,061,785        1,033,979

Issuance of preferred interest (unaudited)                     --               --               --

Shares issued in transaction with
    Bikini Team International, Inc. (unaudited)                --               --               --

Undistributed earnings of LLCs                                 --       (1,071,187)              --

Advances to officers/affiliates (unaudited)              (282,337)              --         (282,337)

Amortization of fair value of warrants
    issued to consultant (unaudited)                                            --            3,295

Net loss (unaudited)                                           --         (152,002)        (152,002)
                                                      -----------      -----------      -----------
Balance, September 30, 2004 (unaudited)               $  (564,613)     $  (161,404)     $   602,935
                                                      ===========      ===========      ===========


The accompanying notes are integral part of these consolidated financial statements.

                    LOGISTICAL SUPPORT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               Years Ended                    Nine Months Ended
                                                                        ---------------------------     ---------------------------
                                                                         December        December        September       September
                                                                         31, 2003        31, 2002         30, 2004        30, 2003
                                                                        -----------     -----------     -----------     -----------
                                                                                                        (unaudited)     (unaudited)
CASH FLOW FROM (TO) OPERATING ACTIVITIES:
    Net income (loss)                                                   $   561,044     $   206,990     $  (152,002)    $   197,552
    Adjustment to reconcile net income (loss) to net cash
      provided by (used in) operating activities:
        Depreciation expense                                                 39,302          22,158          26,186          29,079
        Gain on Triumph settlement                                               --              --        (483,775)             --
        Amortization of fair value of warrants issued to consultants             --              --           3,295              --
    Changes in operating assets and liabilities:
      Other receivables                                                       6,000              --           9,000              --
      Accounts receivable                                                  (226,104)        415,461        (225,570)       (731,763)
      Due from officers/affiliates                                          256,779        (345,129)       (282,337)        554,323
      Inventory                                                                  --         (22,586)        (34,367)             --
      Contract costs                                                     (1,024,166)       (373,854)         62,845      (1,139,969)
      Other current assets                                                  (38,527)        (52,390)         38,760              --
      Accounts payable                                                    1,267,382          53,892         434,339       1,193,431
      Accrued expenses                                                       40,150          (3,261)        247,374         148,017
      Deferred tax liability                                                     --              --         255,000              --
      Other long-term liabilities                                                --          76,670          64,531              --
                                                                        -----------     -----------     -----------     -----------
Net cash provided by (used in) operating activities                         881,860         (22,049)        (36,721)        250,670
                                                                        -----------     -----------     -----------     -----------
CASH FLOW TO INVESTING ACTIVITIES:
    Purchase of property and equipment                                         (734)             --        (213,099)             --
                                                                        -----------     -----------     -----------     -----------
Net cash used in investing activities                                          (734)             --        (213,099)             --
                                                                        -----------     -----------     -----------     -----------
CASH FLOW FROM (TO) FINANCING ACTIVITIES:
    Proceeds from factoring receivables, net                                     --              --         222,364              --
    Payments on notes payable                                              (195,261)        (37,972)       (130,394)       (119,846)
                                                                        -----------     -----------     -----------     -----------
Net cash provided by (used in) financing activities                        (195,261)        (37,972)         91,970        (119,846)
                                                                        -----------     -----------     -----------     -----------
NET INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS                                                        685,865         (60,021)       (157,850)        130,824

CASH AND CASH EQUIVALENTS, Beginning of period                                4,264          64,285         690,129           4,264
                                                                        -----------     -----------     -----------     -----------

CASH AND CASH EQUIVALENTS, End of period                                $   690,129     $     4,264     $   532,279     $   135,088
                                                                        ===========     ===========     ===========     ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:

    Interest paid                                                       $    11,719     $    16,170     $    12,327     $     9,387
                                                                        ===========     ===========     ===========     ===========
    Income taxes paid                                                   $        --     $        --     $        --     $        --
                                                                        ===========     ===========     ===========     ===========
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:

    Issuance of notes payable for accounts payable                      $   198,310     $     5,553     $   135,096     $   161,882
                                                                        ===========     ===========     ===========     ===========
    Issuance of notes payable for property and equipment                $        --     $    70,665     $        --     $        --
                                                                        ===========     ===========     ===========     ===========

The accompanying notes are integral part of these consolidated financial statements.

LOGISTICAL SUPPORT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements For the Years Ended December 31, 2003 and 2002 And the Nine Months Ended September 30, 2004 and 2003 (unaudited)

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

                        ORGANIZATION AND LINE OF BUSINESS

Logistical Support, LLC ("Logistical") is a California limited liability company incorporated on January 29, 1997. Hill Aerospace & Defense, LLC ("Hill") is a California limited liability company incorporated on November 19, 1997. Logistical and Hill are two entities under common control. On May 27, 2004, Logistical and Hill entered into a Share Exchange Agreement with Bikini Team International, Inc. ("Bikini"), a publicly traded company, which set forth the terms and conditions of the exchange of all the membership interests of Logistical and Hill for an aggregate of 63,200,000 shares of Bikini common stock and warrants to purchase 20,997,574 shares of Bikini common stock. The warrants have an exercise price of $0.20 and expire on February 28, 2009. The share and per share data in the accompanying financial statements have been retroactively adjusted for the share exchange. Pursuant to the Exchange Agreement, Bikini, Logistical and Hill agreed, inter alia, to elect Mr. Harry Lebovitz and Mr. Bruce Littell to the board of directors of Bikini upon the closing of the transaction. After the closing the members of Logistical and Hill owned approximately 98.8% (before exercise of the warrants) of the outstanding shares of Bikini common stock. Since the member of Logistical and Hill obtained control of Bikini, according to FASB Statement No. 141 - "Business Combinations," this acquisition has been treated as a recapitalization for accounting purposes, in a manner similar to reverse acquisition accounting. In accounting for this transaction:

o Logistical and Hill are deemed to be the purchaser and surviving company for accounting purposes. Accordingly, their net assets are included in the balance sheet at their historical book values and the results of operations of Logistical and Hill have been presented for the comparative prior period;

o Control of the net assets and business of Bikini was acquired effective May 27, 2004. This transaction has been accounted for as a purchase of the assets and liabilities of Bikini by Logistical and Hill. The historical cost of the net assets acquired was $0.

The accompanying financial statements are presented on a consolidated basis as if this transaction had occurred on December 31, 2001. The historical financial statements are those of Logistical and Hill.

Effective June 2, 2004, Bikini changed its name to Logistical Support, Inc. (the "Company"). The Company has a manufacturing facility located in Chatsworth, California and it manufactures and sells military spare parts under government contracts. The Company's primary customer is the United States Government.

                        CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements include the accounts of the Company, Logistical and Hill. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All inter-company accounts and transactions have been eliminated.

Logistical Support, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2003 and 2002 And the Nine Months Ended September 30, 2004 and 2003 (unaudited)

                          INTERIM FINANCIAL STATEMENTS

The unaudited financial information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management, are necessary to fairly state the Company's consolidated financial position, the consolidated results of their operations, and cash flows for the periods presented. The results of operations for the nine months ended September 30, 2004 are not necessarily indicative of the results for the entire fiscal year ending December 31, 2004. The accompanying unaudited financial statements are presented in accordance with the requirements for Form 10-QSB and Article 10 of Regulation S-X and Regulation S-B. Accordingly, they do not include all the disclosures normally required by generally accepted accounting principles.

                                USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. As of December 31, 2003, the Company used estimates in determining the realization of its accounts receivable and inventory, valuation of contract costs in excess of billings and recognition of revenue based on a percentage of completion. Actual results could differ from these estimates.

                             RISKS AND UNCERTAINTIES

The Company is engaged in supplying aerospace products to the United States military, and is subject to certain business risks specific to that industry. Sales to the government may be affected by changes in procurement policies, budget considerations, changing concepts of national defense, political developments abroad, and other factors.

The highly competitive market for business and supplying aerospace products is also subject to certain business risks. These risks include timely development and certification of new product offerings, the current state of the general aviation and commuter aircraft markets, and government regulations affecting commuter aircraft.

                       FAIR VALUE OF FINANCIAL INSTRUMENTS

For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, inventory, contract costs, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable also approximate fair value because current interest rates and terms offered to the Company for similar debt are substantially the same. Logistical Support, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2003 and 2002 And the Nine Months Ended September 30, 2004 and 2003 (unaudited)

Logistical Support, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2003 and 2002 And the Nine Months Ended September 30, 2004 and 2003 (unaudited)

                            CASH AND CASH EQUIVALENTS

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less, plus all certificates of deposit.

                          CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required. The Company's principal customer is the United States government which accounted for 93% and 80% of the Company's sales for the years ended December 31, 2003 and 2002, respectively and 98% (unaudited) and 99% (unaudited) for the nine months ended September 30, 2004 and 2003, respectively.

                                    INVENTORY

Inventory consisting of principally of parts are stated at the lower of cost or market utilizing the first-in, first-out method or market.

                        CONTRACT COSTS/CONTRACT BILLINGS

Contract costs are stated at cost plus estimated profit, but not in excess of realizable value, less amount billed on the contract. The estimated profits on a contract are based on the Company's historical experience fulfilling similar contracts, expected cost of materials and labor, and an allocation of the Company's estimated overhead. The actual results could differ significantly from the Company's estimates that these differences could be material to the Company's financial statements. The Company accounts for the change in estimate in the period of change so that the balance sheet at the end of the period of change and the accounting in subsequent periods are as they would have been if the revised estimate had been the original estimate.

                             PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of 5-7 years for machinery and equipment, 5 years for automobiles and 5-7 years for office equipment.

Logistical Support, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2003 and 2002 And the Nine Months Ended September 30, 2004 and 2003 (unaudited)

Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations.

                               REVENUE RECOGNITION

Sales under long-term government contracts are recorded under the percentage of completion method. Incurred costs and estimated gross margins are recorded as sales as work is performed based on the percentage that incurred costs bear to estimated total costs utilizing the Company's estimates of costs and contract value. Cost estimates include direct and indirect costs such as labor, materials and factory overhead. Contract change orders and claims are included when they can be reliably estimated and realization is probable. Since many contracts extend over a long period of time, revisions in cost and contract value estimates during the progress of work have the effect of adjusting earnings applicable to performance in prior periods in the current period. When the current contract estimate indicates a loss, provision is made for the total anticipated loss in the current period.

On a contract by contract basis, the Company presents those contracts where the contract cost plus estimated profit exceeds current billings as a current asset in the accompanying consolidated balance sheet and presents those contracts where the current billings exceed the contract costs plus estimated profits as a current liability in the accompanying consolidated balance sheet.

Revenue from product sales are recognized at the time the products are shipped.

Shipping and handling charges that are billed to customers are included in gross sales, with the related costs included in cost of sales.

                         IMPAIRMENT OF LONG-LIVED ASSETS

SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. The Company has no impairment issues to disclose.

                                  INCOME TAXES

No provision for income taxes has been made for federal or state income taxes, prior to the transaction with Bikini on May 27, 2004, as the Company is taxed as a partnership and the taxes are the personal responsibility of the members. As a result of the transaction with Bikini, the Company converted from a flow through entity for income tax purposes to a C corporation. Accordingly, the Company has recognized a deferred tax liability of $218,000 with a corresponding increase in the deferred provision for income taxes during the three months ended June 30, 2004. In addition, during the three months ended September 30, 2004, the Company increased its deferred tax liability by $37,000. The Company has disclosed in the consolidated statement of operations the pro forma income taxes that would have been recognized had the Company been taxed as a C corporation for income tax purposes.

Logistical Support, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2003 and 2002 And the Nine Months Ended September 30, 2004 and 2003 (unaudited)

                            EARNINGS (LOSS) PER SHARE

The Company reports earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted income (loss) per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were 0 and 21,997,574 (unaudited) common equivalent shares outstanding at December 31, 2003 and September 30, 2004, respectively.

                               COMPREHENSIVE LOSS

SFAS No. 130, "Reporting Comprehensive Loss," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. For the year ended December 31, 2003 and 2002, the Company does not have items that represented other comprehensive income and, accordingly, has not included in the statement of members' interest the change in comprehensive loss.

                    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (an interpretation of Accounting Research Bulletin
(ARB) No. 51, Consolidated Financial Statements). Interpretation 46 addresses consolidation by business enterprises of entities to which the usual condition of consolidation described in ARB-51 does not apply. The Interpretation changes the criteria by which one company includes another entity in its consolidated financial statements. The general requirement to consolidate under ARB-51 is based on the presumption that an enterprise's financial statement should include all of the entities in which it has a controlling financial interest (i.e., majority voting interest). Interpretation 46 requires a variable interest entity to be consolidated by a company that does not have a majority voting interest, but nevertheless, is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity. In December 2003, the FASB concluded to revise certain elements of FIN 46, primarily to clarify the required accounting for interests in variable interest entities. FIN-46R replaces FIN-46, that was issued in January 2003. FIN-46R exempts certain entities from its requirements and provides for special effective dates for entities that have fully or partially applied FIN-46 as of December 24, 2003. In certain situations, entities have the option of applying or continuing to apply FIN-46 for a short period of time before applying FIN-46R. In general, for all entities that were previously considered special purpose entities, FIN 46 should be applied for registrants who file under Regulation SX in periods ending after March 31, 2004, and for registrants who file under Regulation SB, in periods ending after December 15, 2004. The Company does not expect the adoption to have a material impact on the Company's financial position or results of operations.

Logistical Support, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2003 and 2002 And the Nine Months Ended September 30, 2004 and 2003 (unaudited)

During April 2003, the FASB issued SFAS 149 - "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", effective for contracts entered into or modified after September 30, 2003, except as stated below and for hedging relationships designated after September 30, 2003. In addition, except as stated below, all provisions of this Statement should be applied prospectively. The provisions of this Statement that relate to Statement 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, paragraphs 7(a) and 23(a), which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after September 30, 2003. The adoption of this statement had no impact on the Company's financial statements.

During May 2003, the FASB issued SFAS 150 - "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for public entities at the beginning of the first interim period beginning after June 15, 2003. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a freestanding financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, Elements of Financial Statements. The adoption of this statement had no impact on the Company's financial statements.

In December 2003, the FASB issued a revised SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" which replaces the previously issued Statement. The revised Statement increases the existing disclosures for defined benefit pension plans and other defined benefit postretirement plans. However, it does not change the measurement or recognition of those plans as required under SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Specifically, the revised Statement requires companies to provide additional disclosures about pension plan assets, benefit obligations, cash flows, and benefit costs of defined benefit pension plans and other defined benefit postretirement plans. Also, companies are required to provide a breakdown of plan assets by category, such as debt, equity and real estate, and to provide certain expected rates of return and target allocation percentages for these asset categories. The Company has implemented this pronouncement and has concluded that the adoption has no material impact to the financial statements.

Logistical Support, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2003 and 2002 And the Nine Months Ended September 30, 2004 and 2003 (unaudited)

In December 2003, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition." SAB 104 supersedes SAB 101, "Revenue Recognition in Financial Statements." SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB 104 rescinds the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers ("the FAQ") issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104, which was effective upon issuance. The adoption of SAB 104 did not impact the financial statements.

NOTE 2 - OTHER RECEIVABLE

Other receivable at December 31, 2003 consists of a $30,000 receivable from Coast Metal Craft Inc. as a result of a settlement and mutual release agreement entered into between the two companies. The receivable balance is payable in monthly payments of $1,000 and with any balance due on July 15, 2006.

NOTE 3 - DUE FROM OFFICERS/AFFILIATES

Due from officers at December 31, 2003 and September 30, 2004 of $248,336 and $415,852 (unaudited) is principally advances made to certain of the Company's executives. These advances are non-interest bearing and are payable upon the demand of the Company.

Due from affiliates at December 31, 2003 and September 30, 2004 of $33,940 and $148,761 (unaudited) is principally advances made to certain companies that are owned or partially owned by individuals who have a membership interest in the Company. These advances are non-interest bearing and are payable upon the demand of the Company.

NOTE 4 - CONTRACT COSTS

Contract costs at December 31, 2003 and September 30, 2004 (unaudited) consisted of the following:

Logistical Support, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2003 and 2002 And the Nine Months Ended September 30, 2004 and 2003 (unaudited)


                                                                          December 31,       September 30,
                                                                              2003               2004
                                                                          ------------       -------------
                                                                                              (unaudited)
            Contract cost incurred, including estimated profit            $  9,985,854       $ 11,582,580
            Less: amounts billed                                            (7,873,043)        (9,532,884)
                                                                          ------------       ------------
                                                                          $  2,112,811       $  2,049,966
                                                                          ============       ============

Contract costs are grouped by those contracts where contract costs exceed billings and where billings exceed contract costs as follows:

            Contract costs in excess of billings                          $  2,150,051       $  2,186,752
            Billings in excess of contract costs                               (37,240)          (136,786)
                                                                          ------------       ------------
                                                                          $  2,112,811       $  2,049,966
                                                                          ============       ============


The United States government has title to the assets related to unbilled amounts on contracts that provide for progress payments. Unbilled amounts are primarily recorded on the percentage of completion method and are recoverable from the customer upon shipment of the product, presentation of billings, or completion of the contract.

During the years ended December 31, 2003 and 2002, and the nine months September 30, 2004 (unaudited) there were no significant differences in the Company's estimated profits on contracts as reported in prior year financial statements and the actual results.

NOTE 5 - PROPERTY AND EQUIPMENT

The cost of property and equipment at December 31, 2003 and September 30, 2004 (unaudited) consisted of the following:



                                                    December 31,   September 30,
                                                        2003           2004
                                                    ---------       ---------
                                                                   (unaudited)
Machinery and equipment                             $  90,016       $  90,016
Test equipment                                             --         212,664
Automobiles                                            30,779          30,779
Office equipment                                       23,159          23,594
                                                    ---------       ---------
                                                      143,954         357,053
Less accumulated depreciation and amortization        (76,766)       (102,952)
                                                    ---------       ---------

                                                    $  67,188       $ 254,101
                                                    =========       =========



Depreciation expense for the years ended December 31, 2003 and 2002 was $39,302 and $22,158, respectively, and for the nine months ended September 30, 2004 and 2003 was 26,186 (unaudited) and $29,079 (unaudited), respectively.

Logistical Support, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2003 and 2002 And the Nine Months Ended September 30, 2004 and 2003 (unaudited)

NOTE 6 - NOTES PAYABLE

The Company has various notes payable resulting from the conversion of accounts payable and the purchase of property and equipment with interest rates ranging from 7% to 18% that mature from 2004 to 2007.

Principal payments on these notes payable are as follows:

Year ending December 31,

             2004                          $    106,299
             2005                                12,616
             2006                                 6,482
             2007                                 1,787
                                           ------------

                                           $    127,184
                                           ============

NOTE 7 - RECEIVABLE FINANCING

On October 23, 2003, the Company entered into a one year agreement with Commerce Funding Corporation for the financing of its receivables. The agreement was automatically renewed for another year until October 23, 2005. The interest rate on this receivable financing agreement is prime plus 1% and the maximum amount to be advanced under this agreement is $1 million. Commerce has agreed to loan up to 85% of qualifying receivables. At December 31, 2003, the Company had $0 outstanding under this agreement. At September 30, 2004, the Company had $222,364 (unaudited) outstanding under this agreement. On February 10, 2004, the Company entered into an agreement for the financing of its purchase orders with MFR Funding Group, LLC. The agreement with MFR was terminated on September 30, 2004 upon the completion of certain contracts.

NOTE 8 - RELATED PARTY TRANSACTIONS

The Company purchased component parts from an affiliated company in the amount of $159,815 and $0, during the years ended December 31, 2003 and 2002, respectively and $0 (unaudited) and $159,815 (unaudited) for the nine months ended September 30, 2004 and 2003, respectively.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

                                   LITIGATION

In December 2003 the Company filed an Arbitration proceeding against one of its major suppliers, Triumph Components-Arizona, Inc., claiming that the supplier defaulted on its performance on purchase orders. Responding to this proceeding the supplier issued a stop work order and refused to return materials supplied to it by the Company.

On May 19, 2004, the companies have since settled their disputes, the substantive terms of which are as follows:

Logistical Support, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2003 and 2002 And the Nine Months Ended September 30, 2004 and 2003 (unaudited)

o Triumph will return all materials for jobs which it will not be responsible to complete. Any jobs that it has agreed to complete will be done in a timely manner.

o Triumph will reduce the amount owed to it of approximately $1,463,000 from the Company to $750,000.

The consolidated financial statements at December 31, 2003 do not reflect the gain resulting from the reduction of the amounts owed to Triumph. This gain will be recognized in the second quarter of 2004, the period in which the settlement was reached. The Company will reflect the benefit of the settlement which will reduce current liabilities by approximately $484,000 after giving effect to attorney fees which were partially contingent and the additional cost of approximately $180,000 incurred by the Company to complete these contracts. Likewise the Stockholder's Equity will increase by the same amount. The costs associated with the takeover of the aforementioned supplier responsibilities by the Company of approximately $180,000 have been provided for and will be netted against the gain to be recognized on the settlement.

Per the settlement agreement, Triumph agreed to return certain material and deliver certain number of goods to the Company. However, not all the materials were returned and certain parts delivered by Triumph were rejected for quality reasons. In order to fulfill its contractual obligation with the U.S. Government, the Company was required to procure additional material. The cost of such material was approximately $123,000. The settlement agreement allowed the Company to be reimbursed for its costs for completing any Triumph contracts. When making its first payment to Triumph of $100,000, the Company offset its payables to Triumph with the material re-procurement costs. These issues may need to be resolved through arbitration. The company currently owes Triumph $650,000 under the settlement agreement and will seek to adequately resolve these matters with Triumph before paying the amount in full. The Company cannot determine what losses may result from this.

Unaudited -- The Company recognized a gain on the settlement of the Triumph matter of approximately $484,000 during the quarter ended June 30, 2004 after giving effect to attorney fees which were partially contingent of approximately $49,000 and the additional cost of approximately $180,000 incurred by the Company to complete these contracts.

In the ordinary course of business, the Company is generally subject to claims, complaints, and legal actions. At December 31, 2003, management believes that the Company is not a party to any action which would have a material impact on its financial condition, operations, or cash flows.

                                    GUARANTOR

The Company is one of six guarantors that has guaranteed the debt of an affiliated company. The debt of the affiliated company arose from a note payable issued to a financial institution in 1999. At December 31, 2003 and September 30, 2004, the debt of the affiliate company amounted to $320,767 and $310,767 (unaudited), respectively. In the event that the affiliate was unable to repay the note payable to the financial institution, the maximum exposure to the Company would be the outstanding amount of the debt. If the Company had to fulfill its obligation under this guarantee, it would attempt to recover its loss from the five other guarantors and from the affiliated company. In addition, the holder of the loan has a security interest in all of Hill's assets.

                           OTHER LONG-TERM LIABILITIES

Other long-term liabilities consist of a provision for parts and materials related to one contract completed in 2000 of $76,670 and the reclassification of an amount due under a consignment arrangement of $64,531 that began in 1998. The reclassification from current liabilities to long-term liabilities was made in the third quarter of 2004 as there are not any definitive repayment terms for this amount and the Company believes that the actual payment of this amount will not be made within the next 12 months.

                                     LEASES

The Company leases a 14,600 square foot office building in Chatsworth, California under an operating lease agreement that expires in May 2007. The lease provides for current monthly lease payments of $9,780 increasing over the term of the lease. In addition, the Company also leases certain office equipment and an automobile under non-cancelable operating leases.

Future minimum lease payments applicable to non-cancelable operating leases as of December 31, 2003, are as follows:

Logistical Support, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2003 and 2002 And the Nine Months Ended September 30, 2004 and 2003 (unaudited)

                                                              Operating
                                                               Leases
                                                           -------------
Year ending December 31,
        2004                                               $     137,562
        2005                                                     131,224
        2006                                                     132,822
        2007                                                      58,276
                                                           -------------

Net Minimum Lease Payments                                 $     459,884
                                                           =============


The Company incurred rent expense of $116,729 and $128,992 for the years ended December 31, 2003 and 2002, respectively and $110,399 (unaudited) and $101,436 (unaudited) for the nine months ended September 30, 2004 and 2003, respectively.

NOTE 10 - SUBSEQUENT EVENTS (UNAUDITED)

On May 27, 2004, the Company entered into a series of agreements with GCH Capital. Ltd ("GCH") that provided for the following:

Acquisition Consulting Agreement - The Company agreed to pay GCH Capital, Ltd. ("GCH") a success fee in connection with the transaction with Bikini in the form of a $300,000 non-recourse promissory note, bearing no interest, and due only from the proceeds of the first financing arranged by GCH. The payment on this $300,000 non-recourse promissory note is contingent upon GCH successfully raising at least $300,000 in equity capital for the Company and this promissory note will only be recorded as a liability, if and when, GCH is successful in selling shares of the Company's common stock for the terms agreed upon by the Company and GCH. In addition, in connection with this acquisition consulting agreement, the Company agreed to pay GCH an expense deferral fee of $20,000 which is recorded as an accrued liability in the accompanying consolidated balance sheet.

Consulting Agreement - GCH will act as a consultant for the Company for the period of two years. GCH will be paid transaction fees for successfully transactions brought to the Company. In addition to the transaction fees, the Company has agreed to pay GCH's reasonable out of pocket expenses and has granted to GCH a warrant to purchase 1,000,000 shares of the Company common stock for $0.20 per shares. The fair value of these warrants of $19,771 was determined using the Black-Scholes model under the following assumptions: (1) expected life of 2 years; (2) volatility of 0%, (3) risk free interest of 3.5% and (4) dividend rate of 0%. This fair value of these warrants of $19,771 will be amortized into expense over the two year term of the consulting agreement.

Repurchase Option Agreement -- In connection with the transaction with Bikini, certain stockholders exchanged their shares of preferred membership interests of our two subsidiaries for 11,200,000 shares of our common stock and warrants to purchase 11,363,636 of the Company's common stock at an exercise price of $0.20 per share (The Company refers to these shares of common stock and warrants as the "Preferred Securities"). These stockholders have given the Company the right to repurchase certain of these Preferred Securities if the Company is unable to sell up to 10,000,000 shares of its common stock in a private placement generating proceeds of an aggregate of $2,000,000, and the Company has agreed to sell such shares upon terms mutually agreed upon at such time, if the stockholders and/or their advisors introduce the Company to investors willing to purchase such shares in the private placement. If the Company does not receive at least $2,000,000 in cash proceeds by May 27, 2005, then the Company will have the right to repurchase a pro-rata portion of the Preferred Securities for $0.001 per share based on the following formula:

Logistical Support, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2003 and 2002 And the Nine Months Ended September 30, 2004 and 2003 (unaudited)

Shares of common stock subject to repurchase:

(($2,000,000 - A)/ $2,000,000) X 11,200,000) Warrants subject to repurchase:
(($2,000,000 - A) / $2,000,000) X 11,363,636)

Where "A" equals the cash proceeds received by the Company in connection with the private placement. Accordingly, for example only, if the Company received proceeds of $1,500,000 from the private placement of 7,500,000 shares of our common stock by May 27, 2005, then the Company will have the right to purchase 25% ($500,000 / $2,000,000) of the Preferred Securities. There can be no assurance, however, that any financing will be successful or close, or that we will ultimately receive any cash proceeds.


On October 15, 2004, the Company entered into a general release and settlement agreement with GCH and its investors (the "Shareholders") whereby the Company and the Shareholders agreed to cancel all warrants, warrant agreements, promissory notes, consulting agreements and/or any other contractual relationships between the Company and the Shareholders. Of the 11,200,000 shares of common stock owned by the Shareholders, the Company and the Shareholders agreed to cancel 5,200,000 of the shares and the Shareholders agreed to pay the Company $450,000 for the remaining 6,000,000 shares. Accordingly, all of the Company's contracts with GCH were terminated and canceled.


On September 29, 2004, the Company executed a Securities Purchase Agreement in which it agreed to sell 10,000,000 shares of its common stock to select institutional accredited investors at $0.20 per share for $2,000,000. On October 1, 2004, the Company closed such financing transaction. The net proceeds received by the Company was $1,580,000.

Hunter World Markets ("HWM"), acted as the Company's exclusive placement agent and financial advisor. In consideration for HWM's services, HWM will receive a fee of $290,000. In addition, HWM received 3,000,000 shares of common stock and received a five-year warrant to purchase 8,000,000 shares of the Company's common stock with an exercise price of $0.25 per share. Richardson & Patel LLP, the Company's legal counsel, also received a fee of $130,000 and 500,000 shares of Company's common stock for services in connection with this transaction. The shares issued to HWM and Richardson & Patel LLP were valued at $0.20 per share or $600,000 and $100,000 respectively, and the warrants issued to HWM were valued at $1,167,775 using the Black Scholes pricing model with the following assumptions: (1) expected life of 5 years; (2) volatility of 100%, (3) risk free interest of 3.5% and (4) dividend rate of 0%. All of these shares and warrants are considered part of the fees and commissions paid to raise capital and have been recorded directly to stockholders' equity. The recording of the issuance of the above securities has no impact on Stockholders' equity as additional paid in capital would be both debited and credited for $1,867,775.

The Company has agreed to file a registration statement to register the Shares within 45 days of the Closing Date and cause, or use its best efforts to cause the registration statement to be declared effective within 90 days of the filing date under a registration rights agreement between the Company and the investors. The terms of the Registration Rights Agreement provide for the payment of 1.5% of the paid purchase price of the securities for each month that the Company fails to (a) file a registration statement or (b) cause the registration statement to be declared effective within the required time periods. If such failures continue thereafter, the Company shall pay the investors a payment equal to 1.5% of the invested amount per thirty (30) day period or part thereof in stock or cash. In the event the Company's closing stock price is less than $0.30 for 20 consecutive trading days, within the nine month period following the effective date of the registration statement, the Company shall make a one-time issuance of an additional 5,000,000 shares of the Company's common stock to the investors for no additional consideration.

With regard to the Settlement Agreement with Triumph (see Note 9 - Litigation), Triumph agreed to return certain material and deliver certain goods to the Company with respect to the sub-contracts in process, and the Company determined to terminate certain other contracts. However, the Company maintains that not all the materials were returned and certain parts delivered by Triumph were rejected for quality reasons. The Company maintains that Triumph has breached other terms and conditions of the Settlement Agreement, as well.

On November 23, 2004, the Company filed a Demand for Arbitration with the American Arbitration Association concerning the Settlement Agreement with Triumph (the "Arbitration"). The Company hopes to resolve all disputes under the Settlement Agreement through the Arbitration if the disputes cannot be settled by mutual agreement. The Company currently owes Triumph approximately $600,000 under the Settlement Agreement. The Company will seek to adequately resolve all matters with Triumph before paying the amount in full. The Company cannot determine what losses may result from this, if any.

On December 7, 2004, the Company was given notice by Triumph's legal counsel that the Company is in default of certain provisions of the Security Agreement and Settlement Agreement. Triumph asserted that it intends to utilize its rights and remedies including taking possession of the Collateral under the Security Agreement. The Company denies the default allegations as set forth in Triumph's letter and will seek to include these alleged default matters in the Arbitration. The Company maintains that all disputes between the parties must be resolved through the Arbitration in accordance with the terms of the Settlement Agreement.


On December 17, 2004, Triumph filed an action in state court seeking to attach the assets of the Company up to the approximate amount of $991,000. On January 10, 2005 there was a hearing on the action and the Company successfully defeated the action. However, if the Company and Triumph are not able to resolve the underlying dispute, the Company could suffer substantial losses.

PROSPECTUS

                         [LOGO LOGISTICAL SUPPORT, INC.]

                            LOGISTICAL SUPPORT, INC.

                        21,500,000 SHARES OF COMMON STOCK

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any circumstances, create any implication that there has been no changes in the affairs of the company since the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.


                   Date of this prospectus is January __, 2005


                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 16-10a-902(1) of the Utah Revised Business Corporation Act authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 16-10a-902(4) prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit. Otherwise, Section 16-10a-902(5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation.

Unless limited by the Articles of Incorporation, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Section 16-10a-907(1) extends this right to officers of a corporation as well.

Unless limited by the Articles of Incorporation, Section 16-10a-903 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith. Section 16-10a-907(1) extends this protection to officers of a corporation as well.

Pursuant to Section 16-10a-904(1), the corporation may advance a director's expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902. Unless limited by the Articles of Incorporation, Section 16-10a-907(2) extends this protection to officers, employees, fiduciaries and agents of a corporation as well.

Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Utah Revised Business Corporation Act, Section 16-10a-908 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses that we expect to incur with respect to the offering and sale or distribution of common shares under this registration statement. We have agreed to pay all of these expenses.

SEC registration fee                                                $ 5,039.49**
Financial printer fees to EDGARize and print registration
   statement                                                        $ 2,500*
Transfer Agent Fees, including Printing and Engraving Stock         $ 1,000*
Certificates
Legal fees and expenses                                             $75,000
Blue Sky Fees and Expenses                                          $ 1,000*
Accounting fees and expenses                                        $10,000*
Miscellaneous                                                       $ 1,000*
                                                                    ----------
Total                                                               $95,309.49
                                                                    ==========

** Paid with the initial filing of the Registration Statement on November 15, 2004.

* estimated

                     RECENT SALES OF UNREGISTERED SECURITIES

Unless noted otherwise, we have sold or issued the following securities not registered under the Securities Act in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act or Regulation D of the Securities Act during the three year period ending on the date of filing of this registration statement. Unless noted otherwise, The offer and sale of the following securities was exempt from the registration requirements of the Securities Act under Rule 506 insofar as (1) except as stated below, each of the investors was accredited within the meaning of Rule 501(a); (2) the transfer of the securities were restricted by the company in accordance with Rule 502(d);
(3) there were no more than 35 non-accredited investors in any transaction within the meaning of Rule 506(b), after taking into consideration all prior investors under Section 4(2) of the Securities Act within the twelve months preceding the transaction; and (4) none of the offers and sales were effected through any general solicitation or general advertising within the meaning of Rule 502(c). Except as stated below, no underwriting discounts or commissions were payable with respect to any of the following transactions.

                     FOR THE PERIOD ENDED DECEMBER 27, 2004:

On September 29, 2004, Logistical Support, Inc. entered into a Securities Purchase Agreement pursuant to which we issued 13,000,000 shares of our common stock. 10,000,000 of such shares were sold at a purchase price of $0.20 per share, and 3,000,000 were issued to the placement agent for the financing. In addition, pursuant to the Securities Purchase Agreement, Logistical Support, Inc. issued a warrant to purchase up to 8,000,000 shares of our common stock at an exercise price of $0.25 per share to the placement agent for such financing.

On September 29, 2004, Logistical Support, Inc. issued 500,000 shares of its common stock to our securities counsel, Richardson & Patel LLP, in consideration of services rendered in connection with the Securities Purchase Agreement dated September 29, 2004.

On May 27, 2004, Bikini Team International, Inc. entered into a share exchange agreement (the "Exchange Agreement") with the members of Hill Aerospace & Defense, LLC ("HAD"), a California limited liability company formed November 19, 1997, and Logistical Support, LLC ("LS"), a California limited liability company formed January 29, 1997 (together "Hill"). Pursuant to the terms of the Exchange Agreement Bikini Team International, Inc. (the company's prior name) issued an aggregate of 63,200,000 shares of common stock, par value $0.001 per share and warrants to purchase 20,997,574 shares of common stock at an exercise price of $0.20 per share.

Prior to May 27, 2004, Bikini Team International, Inc. reported no sales of unregistered securities during 2004, 2003 and 2002.

EXHIBITS

   3.1      Articles of Incorporation, as Amended and filed in the state of Utah
            (1)

   3.2      Bylaws of the Registrant (5)

   4.1      Form of Warrant Agreement (2)

   4.2      Form of Warrant Certificate (2)

   4.3      Registration Rights Agreement dated September 29, 2004 (3)

   4.4      Form of Warrant issued to Hunter World Markets, Inc. (3)

   5.1      Legal opinion by Richardson & Patel LLP

   10.1 Stock Exchange Agreement dated as of May 27, 2004 by and among the Registrant and the other parties listed therein (1)

   10.2     Securities Purchase Agreement dated September 29, 2004 (3)

   10.3     Form of Lock Up Agreement (3)

   10.4     General Release and Settlement Agreement dated October 15, 2004 (4)

   10.5     Agreement with Commerce Funding Corporation dated October 23, 2003

   10.6     Settlement Agreement with Triumph Components-Arizona, Inc.

   10.7     General Release and Settlement Agreement (6)

   21.1     List of subsidiaries

   23.1 Consent of Independent Registered Public Accounting Firm Stonefield Josephson Inc.

   23.2     Consent of Legal Counsel (Richardson & Patel LLP) (included in
            Exhibit 5.1 hereto)

   24.1     Powers of Attorney (included on signature page hereto)

   (1) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated May 27, 2004 and incorporated herein by reference.

   (2) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-QSB for the period ended June 30, 2004 and incorporated herein by reference.

   (3) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated September 29, 2004 and incorporated herein by reference.

   (4) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated November 8, 2004 and incorporated herein by reference.

   (5) Filed as an exhibit to the Registrant's Form 10-SB Registration Statement on March 27, 2003 and incorporated herein by reference.

   (6) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated November 3, 2004 and incorporated herein by reference.

UNDERTAKINGS.

We hereby undertake to:

1. File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table on the face page of the effective registration statement; or

(iii) Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

5. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.


6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Chatsworth, State of California on January 28, 2005.


                            LOGISTICAL SUPPORT, INC.



                         By: /s/ Bruce Littell
                            ---------------------------
                            Bruce Littell
                            Chief Executive Officer
                            (principal executive officer)


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitute and appoint Bruce Littell and Harry Lebovitz, and each of them, as the undersigned's true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign a registration statement on form SB-2 with respect to Logistical Support, Inc., a Utah corporation (the "registrant"), and to further sign any and all amendments thereto (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this registration statement and any later registration statement filed by the registrant under Rule 462(b) of the Securities Act of 1933, which relates to this registration statement) and, to file the same with exhibits thereto and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


By: /s/Bruce Littell                      Chief Executive Officer (principal executive officer
   ----------------------------------     and principal accounting and financial officer),
         Bruce Littell                    Co-Chairman of the Board and Director                  January 28, 2005

By: /s/ Harry Lebovitz
   ----------------------------------
         Harry Lebovitz                   Co-Chairman of the Board and Director                  January 28, 2005

By: /s/ Lucy Aikman
   ----------------------------------
         Lucy Aikman                      Secretary                                              January 28, 2005



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